As filed with the Securities and Exchange Commission on July ##, 1998.
                                                      Registration No. 333-48527

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ----------------------
                            HEARTLAND WISCONSIN CORP.
                 (Name of small business issuer in its charter)



            WISCONSIN                             6159                            39-1830531
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)          Identification Number)

          6635 SOUTH 13TH STREET
        MILWAUKEE, WISCONSIN  53221                                  6635 SOUTH 13TH STREET
     (414) 764-9200 C FAX (414) 764-8180                          MILWAUKEE, WISCONSIN  53221
 (Address and telephone number of principal               (Address of principal place of business)
           executive offices)

                                FRANK P. GIUFFRE
                            HEARTLAND WISCONSIN CORP.
                             6635 SOUTH 13TH STREET
                           MILWAUKEE, WISCONSIN 53221
                      (414) 764-9200 FAX (414) 764-8180
            (Name, address and telephone number of agent for service)
                          Copies of communications to:

      ROBERT J. PHILIPP, ESQ.
         KRANITZ & PHILIPP                      GORDON F. BARRINGTON, ESQ.
     2230 EAST BRADFORD AVENUE                     224 NORTH 76TH STREET
    MILWAUKEE, WISCONSIN  53211                 MILWAUKEE, WISCONSIN  53213
(414) 332-2118 FAX (414) 332-4480             (414) 771-9901 FAX (414) 771-8030

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]           If this Form is a post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                           CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                            Proposed          Proposed
                                           Amount            maximum          maximum          Amount of
 Title of each class of securities          to be        offering price      aggregate       registration
          to be registered               registered         per unit       offering price       fee(1)
------------------------------------------------------------------------------------------------------------
            Common Stock               400,000 shares         $5.25          $2,100,000         $636.36
============================================================================================================



     (1) Fee was initially paid for 200,000 shares at $6.50 per share ($393.94); additional fee paid herewith ($242.42) equals the total fee due for the offering as amended ($636.36) less the amount previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS




                                 400,000 SHARES
                            HEARTLAND WISCONSIN CORP.
                                  COMMON STOCK
                         (Minimum Purchase: 100 Shares)



     All of the 400,000 shares of common stock, par value $0.0001 per share ("Common Stock"), offered hereby are being sold by Heartland Wisconsin Corp. ("Company"). Prior to this offering, there has been no public market for Common Stock or other securities of the Company. See "Underwriting" for information relating to the factors considered in determining the public offering price of the Common Stock. The Company anticipates that its Common Stock will be quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board and in the National Daily Quotation Bureau "Pink Sheets" under the trading symbol "HLND".


   AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES SUBSTANTIAL RISKS.
                               SEE "RISK FACTORS."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


====================================================================================================================
                                                          Price             Underwriting            Proceeds
                                                         to the             Discounts and            to the
                                                         Public            Commissions(1)          Company(2)
--------------------------------------------------------------------------------------------------------------------
Per Share......................................           $5.25                 $0.42                 $4.83
--------------------------------------------------------------------------------------------------------------------
Total (3)......................................        $2,100,000             $168,000             $1,932,000
====================================================================================================================




(1) Does not include a nonaccountable expense allowance payable to Liss Financial Services ("Managing Placement Agent") in an amount equal to 2% of the gross proceeds of the offering, or any value attributable to (i) the warrants ("Underwriter's Warrants") entitling the Selected Placement Agents (as herein defined) to purchase shares of Common Stock in an amount equal to 10% of the shares sold in the offering at a price per share equal to 120% of the initial public offering price or (ii) the Managing Placement Agent's right of first refusal to act as underwriter, placement agent or investment banker with respect to offerings of securities, mergers and acquisitions by or involving the Company for a period of three years from the date hereof. The Managing Placement Agent may re-allow all or a portion of its compensation in its discretion to broker-dealers selected by it ("Selected Placement Agents") who are members of the National Association of Securities Dealers, Inc. ("NASD"). The Company has agreed to indemnify the Selected Placement Agents (including the Managing Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company, estimated at $125,000, including the Managing Placement Agent's expense allowance referred to in Note (1), above.
(3) The Selected Placement Agents are offering the Common Stock on a "best-efforts" basis. There is no minimum aggregate amount required to be sold in the offering; all funds will become immediately available for the purposes described herein. See "Use of Proceeds". Pending disbursement to the Company, funds received from subscribers will be held in escrow by Grafton State Bank, Grafton, Wisconsin. The Selected Placement Agents may offer the Common Stock for sale until (i) the entire offering is sold or
     (ii) September 30, 1999, whichever first occurs; the offering may be terminated at any time prior thereto at the discretion of the Company. See "Underwriting."



                             LISS FINANCIAL SERVICES

            , 1998.

           [INSERT GRAPHIC: FOUR COLOR PHOTOS OF TRUCK-MOUNTED CRANES]




















THE SECURITIES DESCRIBED HEREIN ARE OFFERED BY THE PLACEMENT AGENTS, ON BEHALF OF THE COMPANY, SUBJECT TO PRIOR SALE, WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFERING BY THE COMPANY WITHOUT NOTICE. THE OFFERING CAN ONLY BE MODIFIED BY MEANS OF AN AMENDMENT OR SUPPLEMENT TO THE PROSPECTUS. OFFERS TO PURCHASE AND CONFIRMATIONS OF SALES ISSUED BY THE PLACEMENT AGENTS ARE SUBJECT TO (1) ACCEPTANCE BY THE COMPANY, (2) RELEASE AND DELIVERY OF THE PROCEEDS OF THE OFFERING TO THE COMPANY, (3) DELIVERY OF THE SECURITIES AND (4) THE RIGHT OF THE COMPANY TO REJECT ANY AND ALL OFFERS TO PURCHASE AND TO CANCEL ANY AND ALL CONFIRMATIONS OF SALE OF THE SECURITIES OFFERED HEREBY, AT ANY TIME PRIOR TO RECEIPT OF FUNDS FROM THE PURCHASER. NO SUBSCRIPTION IS SUBJECT TO WITHDRAWAL, REVOCATION OR TERMINATION BY THE PURCHASER.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ----------------------

     UNTIL        , 1998 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ----------------------

                               TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----
Prospectus Summary...............................................................................    4
Risk Factors.....................................................................................    6
The Company......................................................................................   11
Use of Proceeds..................................................................................   11
Dilution.........................................................................................   12
Capitalization...................................................................................   13
Dividend Policy..................................................................................   13
Selected Financial Data..........................................................................   14
Management's Discussion and Analysis of Financial Condition and Results of Operations............   15
Business.........................................................................................   18
Certain Legal Aspects of Company Operations......................................................   28
Management.......................................................................................   30
Certain Relationships and Related Transactions...................................................   33
Principal Stockholders...........................................................................   34
Indemnification for Securities Act Liabilities...................................................   34
Description of Securities........................................................................   35
Common Stock Eligible for Future Sale............................................................   38
Underwriting.....................................................................................   39
Legal Matters....................................................................................   41
Experts..........................................................................................   41
Additional Information...........................................................................   41
Index to Financial Statements....................................................................   42
Exhibit A (Subscription Agreement)...............................................................  A-1

                            ----------------------

     The Company intends to furnish to its stockholders annual reports containing financial statements examined by an independent public accounting firm and quarterly reports for the first three quarters of each year containing interim unaudited financial information.


     REX(R) and REXWORKS(R) are registered trademarks of Rexworks, Inc. This Prospectus also includes names, tradenames and trademarks of other companies.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and the financial statements and related notes appearing elsewhere in this Prospectus.

                                   THE COMPANY




     Heartland Wisconsin Corp. ("Company") is a Wisconsin corporation which provides direct financing (principally in the form of sales-type Full Payout Leases; see "Business - Description of Leases") to facilitate the acquisition of products ("Equipment") by customers of Giuffre Bros. Cranes, Inc. ("Giuffre Cranes") and Rexworks, Inc. ("Rexworks"), both of which are Affiliates of the Company. The Company will also provide financing to customers of vendors other than Giuffre Cranes and Rexworks and/or, acting as broker, arrange such financing with third-party finance companies on a commission basis. PURCHASERS OF THE COMMON STOCK OFFERED HEREBY WILL IN NO WAY ACQUIRE THEREBY AN INTEREST IN GIUFFRE CRANES, REXWORKS AND/OR ANY OTHER AFFILIATE OF THE COMPANY. See "Business."

     The Company's business operations generally include the following functions: structuring financing plans and arrangements, including negotiation of terms relating to the Company's Leases and leases obtained with third-party finance companies; developing credit standards; analyzing customer financial statements; evaluating the quality of Equipment; determining the capital structure of the Company and its leverage ratios; administering its portfolio of Leases; reviewing and evaluating the credit status and payment history of Lessees; administering collections; when necessary, repossessing and disposing of Equipment; prosecuting litigation with defaulted Lessees; and managing relations with the Company's institutional lenders and securityholders.

     Full Payout Leases originated or acquired by the Company generally provide for aggregate rental payments during the original term of the Lease which are at least sufficient to recover the purchase price of the leased Equipment. Upon the expiration of the original Lease term, the Equipment is typically sold to the Lessee for a nominal amount; in the absence of a sale to the terminating Lessee, the Equipment is re-leased or sold by the Company. Title to the Equipment is retained by the Company prior to sale. See "Business."

     All management, marketing, technical and administrative services will be rendered for and on behalf of the Company by employees of Giuffre Cranes pursuant to a Management Agreement. See "Management."


                                  THE OFFERING


Common Stock offered.................................................. 400,000 shares
Common Stock to be outstanding after the offering..................... 800,000 shares
Use of proceeds....................................................... Working capital to finance Equipment sales and, possibly, repay indebtedness
Proposed OTC Bulletin Board/Pink Sheets trading symbol................ HLND

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves certain risks, including with respect to the Company's Equipment leasing and other financing activities (including the timing of Lease payments to meet cash flow requirements), its limited operating history, the availability of additional financing; the limited liability of Management, competition, reliance on key personnel, lack of dividends, immediate substantial dilution, considerable amounts of Common Stock eligible for future sale, the lack of any commitment to purchase Common Stock, its arbitrarily determined offering price and the potential volatility of the market price of Common Stock after the offering. See "Risk Factors."

                             SUMMARY FINANCIAL DATA


     The selected summary financial data included in the following table has been derived from and should be read in conjunction with, and are qualified in their entirety by, the Company's financial statements (and the notes thereto) appearing elsewhere in this Prospectus. The unaudited financial statements of the Company as of May 31, 1998, and for the three months ended May 31, 1998 and 1997, reflect, in the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition and results for such periods.




                                                         Year Ended                 Three Months Ended
                                                -----------------------------     ----------------------
                                                February 28,    February 28,      May 31,        May 31,
                                                    1998            1997           1998           1997
                                                    ----            ----           ----           ----
                                                                                (Unaudited)    (Unaudited)
STATEMENT OF INCOME DATA:


    Total revenues.............................  $   279,051    $   737,054     $  115,863     $    20,361
    Total expenses.............................  $   212,473    $   734,835     $   69,196     $    32,468
    Net income (loss)..........................  $    48,578    $     2,219     $   28,667     $   (12,107)
    Retained earnings (deficit) beginning
       of period...............................  $   (22,388)   $   (24,607)    $   26,190     $   (22,388)
                                                 -----------    -----------     ----------     -----------

    Retained earnings (deficit) end
       of period...............................  $    26,190    $   (22,388)    $   54,857     $   (34,495)
                                                 ===========    ===========     ==========     ===========


    Net income (loss) per common share (1).....  $      0.12    $      0.01     $     0.07     $     (0.03)
                                                 ===========    ===========     ==========     ===========

    Weighted average common
       shares outstanding (1)..................      400,000        400,000        400,000         400,000




                                                                                       May 31, 1998
                                                                                   ---------------------
                                                                                        (Unaudited)
BALANCE SHEET DATA:

    Cash and cash equivalents......................................................   $      52,700
    Total assets...................................................................   $   2,121,654
    Long-term debt, less current portion (2).......................................   $   1,491,419
    Stockholders' equity...........................................................   $     329,857

-----------------


(1) As of June 22, 1998, the Company effected a 400 for 1 split of its Common Stock and changed the stated par value of such Common Stock from $0.01 to $0.0001 per share. See "Capitalization" and "Certain Relationships and Related Transactions."



(2) Under certain circumstances, in the discretion of Management, up to $300,000 of outstanding indebtedness may be repaid with offering proceeds. See "Use of Proceeds" and Note 3 to the Financial Statements of the Company appearing elsewhere in this Prospectus.

                             ---------------------


     WHERE INDICATED IN THIS PROSPECTUS, THE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK SHOWN HAS BEEN ADJUSTED TO REFLECT A 400 FOR 1 SPLIT OF SUCH COMMON STOCK EFFECTIVE JUNE 22, 1998.

                                  RISK FACTORS


     The securities offered hereby are speculative in nature and involve a high degree of risk. Prior to making an investment decision with respect to the securities, prospective investors should carefully consider, in addition to general investment risks and the other matters discussed in this Prospectus, the following risk factors, which should not be considered to be all of the potential risks to which the Common Stock and the Company will be subject. Actual results could differ materially from those projected herein as a result of certain of the risk factors set forth below and elsewhere in this Prospectus and other factors.

     1. Limited Operating History. The Company has a limited operating history (since 1995) upon which an evaluation of its prospects may be made and such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business or product and the competitive environment in which the Company operates. There can be no assurance that the Company will be able to successfully implement its marketing strategy or achieve and maintain profitability over any extended period of time. See "Business."


     2. Uncertainty as to Availability of Additional Financing; Leverage. The Company intends to provide for its current and anticipated capital needs with existing funds, proceeds of this offering and operating revenues. No assurance can be given that the Company will be able to generate operating revenues or obtain financing from banks or other financial institutions in amounts sufficient to fully meet its capital requirements. The Company believes that proceeds of this offering will be sufficient to meet its current working capital needs; however, no assurance can be given that the proceeds of the offering (together with operating revenues) will be sufficient to meet anticipated future requirements. Accordingly, unless operating revenues meet or exceed projected levels, substantial additional funds will be required if the Company is to operate successfully and meet its goals with respect to growth and expansion of operations. To obtain such additional funds, the Company intends to offer additional securities for sale and may attempt to secure financing from banks or other financial institutions. If significant indebtedness (including related security liens) is then outstanding, the Company's ability to obtain additional financing will be adversely affected. If and to the extent the Company incurs indebtedness, debt service requirements will have a negative affect on earnings. Further, if the Company is unable to service its indebtedness, and to renew or refinance such obligations on a continuing basis, its ability to operate profitably will be materially threatened. No assurance can be given that all or any part of the Common Stock offered hereby will be sold or that the Company will be able to obtain additional funds from any source on satisfactory terms, or at all. See "Business."


     3. Risk of Default on Leases. Leases by the Company to customers of Giuffre Cranes and Rexworks, or other parties, will be subject to the risk of default, in which event the Company would have the added responsibility of foreclosing and protecting its rights. In certain areas, lessors can lose priority of liens to mechanics' liens, materialmen's liens and tax liens. It is therefore possible in such a case that the total amount which may be recovered by the Company may be less than the total amount due under a defaulted Lease, with resultant loss to the Company. All Leases originated or acquired by the Company will be general obligations of the Lessee and will, accordingly, provide for full recourse to such Lessee in the event of default. The Company will have no recourse against Giuffre Cranes, Rexworks or any other vendor of Equipment, unless the related Lease contains special provision therefor; none of the Company's Leases currently provides for any recourse against a vendor, and the Company does not anticipate that such a provision will be contained in any Lease originated or acquired by it in the future. If interest rates are fixed, longer term Leases will limit the Company's ability to vary its portfolio promptly in response to changing economic, financial and investment conditions.

     4. Diversity of Portfolio; Extension of Credit. The Company's portfolio of Leases is limited as to size and diversity, with the result that a single default may present significant working capital and other difficulties for the Company. Leases will be subject to the risk of default, in which event the Company would also be required to foreclose to protect its rights. The Company expects to provide Lease financing to firms for which it can develop sufficient information to make an informed credit decision, and to be able to effectively liquidate Equipment if necessary. However, any extension of credit involves some risk of loss or default. The Company intends to avoid or minimize such risk, but investors should understand that such risk is intrinsic to the Company's operations.

     When the Company leases Equipment to a customer, it or its designee will retain title to the leased item until it is disposed of. While the Company intends to generally originate or acquire Full Payout Leases (under which the Lessee will agree to pay a sum sufficient during the Lease term to fully amortize its cost and the profit return to Company), in the event of early termination, the Company may be required to resell or re-lease the item to another Lessee to recover the balance of its cost. In that case, market conditions or uncompensated damage to the item may make it impossible to fully recover its cost. In addition, the Company runs the risk that movable property may be moved to a location where it cannot be recovered. Many of these risks cannot be fully protected against through insurance. In the event of default, the Company may exercise rights of self-help to recover the Equipment, or seek repossession in a court action, or prosecute a suit for money damages. The Company anticipates that all or substantially all of the financing provided by it will be to customers of Giuffre Cranes and Rexworks; however, the Company may finance purchases by parties which are not customers of Giuffre Cranes or Rexworks in connection with the purchase/lease of Equipment from unaffiliated vendors and lessors. See "Risk Factors - Risk of Default on Leases." As of the date of this Prospectus, the Company has not entered into any commitments for the origination or the acquisition of any Leases, or for the acquisition, financing or leasing of any Equipment, and it has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transaction.

     5. Assurance of Cash Flow and Timing of Payments; Availability of Financing; Depletion of Reserves. The Company is required to make monthly payments of principal and interest on its bank debt; interest on the Company's investor notes is payable monthly, with payment of principal in full at maturity. Based upon its experience in the equipment leasing business (including its ability to manage the Company's Lease portfolio, to secure Leases and to re-market leased Equipment so as to accommodate and conform to the Company's cash flow requirements), Management believes that the proceeds of this offering, together with borrowed funds and operating revenues, will be sufficient to meet the debt service and other payment obligations of the Company its institutional lenders and investor noteholders on a timely basis and otherwise to support its operations. However, no definite assurance can be given that the timing of receipts by the Company (from Lessees, lenders and upon the sale of Equipment) will at all times coincide with its debt service obligations and/or be in amounts sufficient to timely meet such obligations. Management may, in its sole discretion, establish working capital reserves for the Company. If and to the extent that reserves are established, such reserves may be insufficient to cover the debt service obligations and other liabilities of the Company (including payments of principal and interest to the Company's institutional lenders and investor noteholders), and, once depleted, reserves will not be required to be re-established.



     6. General Economic Risks. Equipment leasing is subject to various economic risks, such as the risk of non-payment of Leases and technological and equipment obsolescence. The business of providing financing for Equipment purchasers also involves a credit risk in that some Lessees may prove unable to timely and/or fully pay the amounts due under their Leases. In the event of late payments or default in any payment that is due, the Company will be required to undertake collection efforts, which may include legal proceedings to obtain repossession of the Equipment sold and/or a money judgment. If the Equipment suffers damage, insurance may protect the Company against certain losses, but will typically not cover loss of value from technological obsolescence or from a decline of value resulting from deflationary economic conditions or from the effect of competition or an unfavorable supply/demand environment. The Equipment may be adversely affected by the economic and business factors to which the economy generally and the market for the Company's Equipment in particular are subject, many of which are beyond the control of the Company. Such factors may affect the value of the Equipment for resale and for continued service if repossession is necessary. They include technological obsolescence, increases in the supply of equipment for lease and other changes in the industry and economy in general that may result in a decrease in demand for the Equipment, or may lead to the entry of new competitors. Any estimate of the future market value of the Equipment cannot accurately take into account the status of the economy or the industry.


     7. Effect of Political Factors and Laws; Regulation of the Industry. Some of the Company's customers and potential customers are municipal corporations or regulated utility companies, who are impacted by various political and budgetary constraints. Some governmental entities have restrictions which impair their ability to enter into enforceable long term financing arrangements or leases. It is not possible to accurately predict the impact, if any, which current or future political events or public financing constraints may have upon the business of the Company.

     8. Dependence on Key Executives. The Company is dependent to a large degree on the services of its senior Management, particularly Scott A. Blair, its Chief Executive Officer and President, and Frank P. Giuffre, its Chairman of the Board and Treasurer. The Company has entered into an employment agreement with Mr. Blair (see "Management - Employment Contracts"); however, the Company currently has no employment agreement with Mr. Giuffre and does not maintain any insurance coverage on either Mr. Blair or Mr. Giuffre. The loss of any of its key executives could have a material adverse effect on the Company. The Company's ability to manage its anticipated growth will depend on its ability to identify, hire and retain highly skilled management personnel. Competition for such personnel is intense. As a result, there can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to attract such personnel could have a material adverse affect on the Company's business, financial condition and results of operations. See "Management."

     9. Reliance on Sister Company. The Company will continue to utilize personnel and facilities supplied by Giuffre Cranes, its sister corporation, to conduct the Company's business pursuant to a Management Agreement. See "Management - Management Agreement". Under the Management Agreement, Giuffre Cranes is obligated to provide such personnel and such use of facilities as it may deem appropriate to conduct the business of the Company. There may be times when there will be conflicts in the allocation of time, personnel or facilities which can negatively impact operations and adversely affect the business of the Company.


     10. Potential Difficulty in Hiring Additional Finance and Leasing Personnel. The Company's ability to carry out its business plan depends in part upon its ability to hire and retain persons skilled and experienced in the equipment financing/leasing business. Although the Company believes it will be able to hire qualified personnel for such purposes, an inability to do so could materially adversely affect the Company's ability to conduct its anticipated operations. The market for qualified, experienced equipment financing/leasing specialists has historically been, and the Company expects that it will continue to be, intensely competitive. The inability to recruit and retain qualified employees could materially adversely affect the Company's results of operations and financial condition.


     11. Competition. Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered. Additional major finance and leasing companies may enter the market in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Competitive pressures and other factors, such as new financing/lease products and services by the Company or its competitors, or the entry into new geographic markets, may result in significant price erosion that could have a material adverse effect on the Company's business, financial condition and results of operations. The competitive factors affecting the market for the Company's products and services include corporate and product reputation, Lease terms and conditions, marketing and promotion, timely performance with respect to applications, review, credit decisions and funding, quality of administrative services and customer relations. The Company believes that it competes effectively with respect to these factors, but there can be no assurance that it will continue to do so. The Company's present or future competitors may be able to market products and services comparable or superior to those offered by the Company or adapt more quickly than the Company to increased demand or evolving customer requirements. In order to compete successfully in the future, the Company must respond to customer requirements and its competitors' products, services and innovations (including without limitation financial capabilities, price structure and marketing). Accordingly, there can be no assurance that the Company will be able to continue to compete effectively in its market, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, results of operations or financial condition.
See "Business."


     12. No Intention to Declare or Pay Dividends. The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development expansion of its business. The Company anticipates that it may obtain a credit facility, the terms of which, although not known to the Company at this time, may prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. See "Dividend Policy."

     13. Control by Principal Stockholders. Unless all of the shares of Common Stock offered hereby are sold, upon completion of the offering, the existing stockholders will own in excess of 50% of the then outstanding shares of Common Stock, which will allow such stockholders, in the event that they act together, to control most actions taken by the stockholders of the Company, including the election of directors. Subject to the provisions of the Wisconsin Business Corporations Law, such concentration of ownership could have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. The existence of such concentrated ownership may also discourage acquisition bids for the Company and limit the amount certain investors may be willing to pay for shares of Common Stock. There can be no assurance that all or any portion of the Common Stock offered hereby will be sold. See "Principal Stockholders" and "Description of Securities."


     14. Limited Liability of Officers and Directors. The Wisconsin Business Corporations Law provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. Further, under the By-Laws of the Company and the Wisconsin Business Corporations Law, such officers and directors may be entitled to indemnification by the Company against liability. Accordingly, there is a possibility that Company assets could be used to satisfy liabilities of, or claims for indemnification by, its officers and directors. See "Management."


     15. Dilution. Purchasers of the Common Stock offered hereby will incur immediate substantial dilution in the net tangible book value per share of such Common Stock. Assuming that all of the 400,000 shares of Common Stock offered hereby are sold at an initial public offering price of $5.25 per share, net tangible book value dilution to new investors will be $2.65 per share; such dilution will be inversely proportional to the number of shares of Common Stock sold in the offering (eg., $3.92 if only 100,000 shares are sold at $5.25 per share). There can be no assurance that all or any portion of the Common Stock offered hereby will be sold. See "Dilution."


     16. Antitakeover Measures. The Wisconsin Business Corporations Law contains provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of the Company. Such provisions could result in the Company being less attractive to a potential acquiror and could result in the shareholders receiving less for their Common Stock than otherwise might be available in the event of a takeover attempt. See "Description of Securities - Certain Statutory and Other Provisions."


     17. No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Managing Placement Agent and may not be indicative of the market price for shares of the Common Stock after the offering. For a description of factors considered in determining the initial public offering price, see "Underwriting." There can be no assurance that an active trading market for the Common Stock will develop or if developed, that such market will be sustained. The market price for shares of the Common Stock is likely to be volatile and may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, news announcements, changes in general market conditions for contact lenses, regulatory actions, adverse publicity regarding the Company or the industry in general, changes in financial estimates by securities analysts and other factors. In addition, broad market fluctuation and general economic and political conditions may adversely affect the market price of the Common Stock, regardless of the Company's actual performance. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

     18. Potential Adverse Impact on Market Price of Common Stock Eligible for Future Sale. If all of the shares of Common Stock offered hereby are sold, the Company will have outstanding 800,000 shares of Common Stock. The 400,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further limitation under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 400,000 outstanding shares of Common Stock, are "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. In addition, on the closing of the offering, the Company will sell to the Managing Placement Agent and/or its designees, for nominal consideration, the Underwriter's Warrants entitling the holder(s) thereof to purchase shares of Common Stock in an aggregate number equal to 10% of the shares sold in the offering at an initial exercise price per share equal to 120% of the initial public offering price hereunder. The Underwriter's Warrants will be exercisable for a period of four years commencing one year after the effective date of this offering and will contain certain demand and incidental registration rights relating to the underlying Common Stock. The holders of the Underwriter's Warrants may sell shares of Common Stock acquired by exercise of the Representative's Warrants after one year from the date of exercise thereof without registration subject to the limitations of Rule
144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock; or (ii) average weekly trading volume during the four calendar weeks preceding the date on which notice of the proposed sale is filed with the Securities and Exchange Commission as required by Rule 144. Rule 144 also permits the sale of shares without volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year holding period with respect to 400,000 outstanding shares of Common Stock has expired. Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. There can be no assurance that all or any portion of the Common Stock offered hereby will be sold.See "Common Stock Eligible for Future Sale" and "Description of Securities."


     19. No Commitment to Purchase. The Common Stock is being offered on a "best efforts" basis, and neither the Managing Placement Agent (or any Selected Placement Agent), nor any other person or entity, is obligated to purchase the all or any part of the shares offered hereby. See "Underwriting."

     20. Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements including: (i) anticipated trends in Company's financial condition and results of operations, including expected changes in the Company's g profit, sales and marketing expense, general and administer expense and professional expenses; (ii) the Company's business strategy for future growth in the market, including the Company's plans regarding anticipated hiring; and (iii) the Company's ability to distinguish itself from its current and future competitors. When used in this Prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject number of risks and uncertainties. In addition to the other risks described elsewhere in this "Risk Factors" section, important factors to consider in evaluating such forward-looking statements include: (i) changes in external competitive market factors which might impact trends in the Company's results of operations; (ii) unanticipated working capital and other cash requirements; (iii) general changes in the industry which the Company competes; and (iv) various other competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" section, actual results could differ materially from the forward-looking statements contained in this Prospectus.

                                   THE COMPANY


     The Company was incorporated in August, 1995 under the laws of the State of Wisconsin. The Company's principal executive offices are located at 6635 South 13th Street, Milwaukee, Wisconsin 53221, and its telephone number is (414) 764-9200. The Company currently has two principal Affiliates (as hereinafter defined), Giuffre Cranes and Rexworks, both of which are Delaware corporations. See "Business."


                                 USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 400,000 shares of Common Stock offered hereby at the price of $5.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $1,815,000. The net proceeds of the offering will be used, in approximately the proportions indicated, for the following purposes:
(1) 92.5% to provide working capital with which to finance sales (principally in the form of sales-type Full Payout Leases) of Equipment to customers of Giuffre Cranes, Rexworks and, potentially, other Equipment vendors and (2) 7.5% to cover other general corporate expenses. Up to $300,000 of net offering proceeds allocated to working capital may, in the discretion of Management, be used to retire a portion of the Company's outstanding indebtedness; however, Management does not expect to utilize offering proceeds to repay indebtedness unless (i) at least 200,000 shares of Common Stock ($1,050,000) are sold in the offering and
(ii) such existing debt is able to be eliminated, or replaced on more favorable credit terms, judged in light of the demand for Company financing, the availability of alternative sources of funds and prevailing Lease rates in the Company's financing markets.

     As of May 31, 1998, outstanding indebtedness, a portion of which may be repaid with net proceeds of this offering, totalled $1,718,513, represented by promissory notes of the Company; such notes mature at various times from June 30, 1999 through November 15, 2003 and bear interest at rates ranging from 8.24% to 10.25% per annum. $951,061 of the foregoing indebtedness is owed to banks and secured by first security liens against leased Equipment ("Senior Debt"); $767,452 is owed to private investors, unsecured and subordinated to Senior Debt. The proceeds of such borrowings were expended in connection with the Company's Equipment financing and other business activities as described in this Prospectus. See Note 3 to the Financial Statements of the Company appearing elsewhere herein and "Business."

     Net proceeds, if any, reserved for working capital and general corporate purposes and not expended to repay indebtedness may be used by the Company in connection with its financing of Lease receivables and/or to cover additional sales and marketing expense. A portion of the net proceeds received by the Company may be used for the acquisition of complementary businesses (including lease and/or equipment inventories). Although the Company has from time to time engaged in discussions with respect to possible acquisitions, it has no present understandings, commitments or agreements, nor is it currently engaged in any negotiations, with respect to any acquisition. None of the net proceeds of the offering are specifically designated for payments to officers or directors. The net proceeds, if any, received in connection with the exercise of the Underwriter's Warrants will be allocated to working capital.


     Pending use of the net proceeds from this offering, the Company intends to invest the net proceeds received by it in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper, United States Government obligations, money market funds or similar short-term investments. Any income derived from these short-term investments is expected to be used for working capital.


     The allocations set forth above are estimates developed by Management for the allocation of the net proceeds to be received by the Company from this offering based upon the current state of the Company's existing and proposed business and prevailing economic conditions. These estimates are subject to reallocation by the Board of Directors among the applications described above or to new applications and are further subject to future events, including changes in general economic conditions, the Company's business plan, and the financial markets in general. Since a significant portion of net offering proceeds will be allocated to working capital and to general corporate purposes, Management will have broad discretion as to the application of such proceeds.

                                    DILUTION


    The net tangible book value of the Company as of May 31, 1998, adjusted to reflect a 400 for 1 split of the Company's outstanding Common Stock, effective as of June 22, 1998, was approximately $265,356, or $0.66 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding. The following table illustrates the dilution to purchasers of Common Stock in this offering if certain arbitrarily determined numbers of shares (ie., 100,000, 200,000, 300,000 and 400,000) are sold, after deduction of estimated underwriting commissions and other offering expenses payable by the Company. At the sales levels indicated, the Company's pro forma net tangible book value at May 31, 1998 would have been $662,856, $1,135,356, $2,080,356 or
$2,038,356, respectively, or $1.33, $1.89, $2.30 or $2.60, respectively, per share of Common Stock, representing an immediate increase in net tangible book value of $0.67, $1.23, $1.64 or $1.94, respectively, per share to existing stockholders and immediate dilution of $3.92, $3.36, $2.95 or $2.65, respectively, per share to new investors.




                                                       Assumed number of shares of Common Stock sold in the offering (1)
                                                       -----------------------------------------------------------------
                                                       100,000          200,000           300,000          400,000
                                                       Shares           Shares            Shares           Shares
                                                       -------          -------           -------          -------
Initial public offering
      price per share............................       $ 5.25            $ 5.25           $ 5.25          $ 5.25
   Net tangible book value
      before the offering........................ $ 0.66            $ 0.66           $ 0.66          $ 0.66

   Increase in net tangible book value
      attributable to new investors..............   0.67              1.23             1.64            1.94
                                                  ------            ------           ------          -------
Pro forma net tangible book value
     per share after the offering................         1.33              1.89             2.30            2.60
                                                      --------          --------        ---------       ---------
Dilution per share to new public investors.......       $ 3.92            $ 3.36           $ 2.95         $  2.65
                                                      ========          ========        =========       =========

--------------



(1) The numbers of shares of Common Stock shown as sold in the above table have been arbitrarily selected by the Company for purposes of illustration only. There can be no assurance that all or any part of the Common Stock offered hereby will be sold. See "Risk Factors" and "Underwriting."

     The following table summarizes, on a pro forma basis (after giving effect to a 400 for 1 split of the Company's outstanding Common Stock, effective as of June 22, 1998 and the sale of all of the Common Stock offered hereby) as of May 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares in this offering (at the initial public offering price of $5.25 per share and before deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company):



                                               Shares                         Total
                                             Purchased                    Consideration             Average
                                    ------------------------       -----------------------       Consideration
                                    Amount           Percent       Amount          Percent      Paid Per Share
                                    ------          --------       ------         --------      --------------
Existing stockholders............  400,000             50.0%       $  260,000         11.0%          $0.65
New public investors (1).........  400,000             50.0%        2,100,000         89.0%          $5.25
                                   -------            ------       ----------       -------
     Total.......................  800,000            100.0%       $2,360,000        100.0%
                                   =======            ======       ==========       =======



(1) The number of shares of Common Stock shown in the above table as sold to new public investors (400,000) has been arbitrarily selected by the Company for purposes of illustration only. If sales levels of 100,000 shares, 200,000 shares and 300,000 shares are assumed, the percent of total shares sold which are purchased by new investors would be 20.0%, 33.3% and 42.9%, respectively; and the aggregate consideration paid by new investors would be $525,000, $1,050,000 or $1,575,000, respectively, or 50.2%, 66.9% or
     75.2%, respectively, of all consideration paid for shares of Common Stock sold in the offering. The average consideration paid per share, by both existing stockholders and new investors, remains the same at all levels of sales. There can be no assurance that all or any part of the Common Stock offered hereby will be sold. See "Risk Factors" and "Underwriting."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of May 31, 1998, and should be read in conjunction with the financial statements of the Company and related notes appearing elsewhere in this Prospectus.





                                                                                                    May 31, 1998
                                                                                                    ------------
Long-term liabilities:
  Senior notes payable - bank, less current portion (1)............................................   $  723,967
  Subordinated notes payable - investor, less current portion (1)..................................      767,452
                                                                                                      ----------
          Total long-term liabilities..............................................................    1,491,419
                                                                                                      ----------
Stockholders' equity:
  Common Stock, $0.01 par value, 9,000 shares
    authorized, 1,000 shares issued and
    outstanding, and, as adjusted, $0.0001 par
    value, 20,000,000 shares authorized,
    400,000 shares issued and outstanding (2)......................................................           40
  Additional paid-in capital (3)(4)................................................................      274,960
  Retained earnings................................................................................       54,857
                                                                                                      ----------
          Total stockholders' equity...............................................................      329,857
                                                                                                      ----------
          Total capitalization.....................................................................   $1,821,276
                                                                                                      ==========

--------------


(1) Under certain circumstances, in the discretion of Management, up to $300,000 of outstanding indebtedness may be repaid with offering proceeds. See "Use of Proceeds." and Note 3 to the Financial Statements of the Company appearing elsewhere in this Prospectus.

(2) As of June 22, 1998, the Company effected a 400 for 1 split of its outstanding Common Stock and changed the stated par value of such Common Stock from $0.01 to $0.0001 per share. See "Certain Relationships and Related Transactions."


(3) In May, 1996, Frank P. Giuffre and Dominic J. Giuffre each contributed an additional $125,000 in cash to the capital of the Company. See "Certain Relationships and Related Transactions."


(4) For the fiscal year ended February 28, 1998, Giuffre Cranes did not assess or receive any fees or cost reimbursements under the Management Agreement; accordingly, the Company charged operations and credited to contributed capital $12,000 for the estimated cost of unreimbursed administrative expenses incurred by Giuffre Cranes on its behalf. See "Management - Management Agreement," "Certain Relationships and Related Transactions" and
     Note 4 to the Financial Statements of the Company appearing elsewhere in this Prospectus.



                                 DIVIDEND POLICY


  The Company has not declared or paid any dividends on its Common Stock since its inception. Any future determination as to the declaration and payment of dividends on the Common Stock will be made at the discretion of the Board of Directors out of funds legally available for such purpose. The Board of Directors currently intends to retain all earnings for use in the Company's business for the foreseeable future. See "Risk Factors."

                             SELECTED FINANCIAL DATA


     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. The selected financial data presented below as of February 28, 1998 and 1997, and for the years then ended have been derived from the financial statements of the Company, which have been audited by Smrecek & Co., S.C., independent certified public accountants, and which appear elsewhere in this Prospectus. The selected financial data as of May 31, 1998, and for the three months ended May 31, 1998 and 1997, have been derived from unaudited financial statements which, in the opinion of Management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data.




                                                                  Year Ended                 Three Months Ended
                                                         ---------------------------      -------------------------
                                                         February 28,   February 28,       May 31,        May 31,
                                                             1998           1997            1998           1997
                                                             ----           ----            ----           ----
STATEMENT OF INCOME DATA:                                                                (Unaudited)    (Unaudited)
    Revenues:
       Interest income.................................   $   168,164    $    17,048    $    69,506     $    17,783
       Commission income from third party financing....        93,170              _        40,644               _
       Rental equipment sales..........................             _        506,203              _               _
       Rental income...................................             _        213,803              _               _
       Processing fees.................................        12,530              _            461           2,513
       Other income....................................         5,187              _          5,252              65
                                                          -----------    -----------    -----------     -----------

            Total revenues.............................       279,051        737,054        115,863          20,361
    Expenses:
       Cost of equipment sold..........................             _        407,553              _               _
       Interest expense................................       109,040         94,582         39,248          21,065
       Amortization of finance costs...................        27,924         86,872          8,707           4,483
       Depreciation....................................             _        139,922              _               _
       Commission expense..............................        52,054              _         16,424               _
       Administrative expense reimbursement............        12,000              _          3,000           3,000
       Legal and accounting............................         6,721          4,025            578           2,900
       Escrow fees and bank charges....................         3,028          1,650             15           1,000
       Other...........................................         1,706            231          1,224              20
                                                          -----------    -----------    -----------     -----------


            Total expenses.............................       212,473        734,835         69,196          32,468
                                                          -----------    -----------    -----------     -----------


    Income (loss) before taxes.........................        66,578          2,219         46,667         (12,107)
    Provision for income taxes.........................        18,000              _         18,000               _
                                                          -----------    -----------    -----------     -----------


    Net income (loss)..................................        48,578          2,219         28,667         (12,107)
    Retained earnings (deficit) beginning of period....       (22,388)       (24,607)        26,190         (22,388)
                                                          -----------    -----------    -----------     -----------


    Retained earnings (deficit) end of period..........   $    26,190    $   (22,388)   $    54,857     $   (34,495)
                                                          ===========    ===========    ===========     ===========




    Basic earnings (loss) per common share (1).........   $      0.12    $      0.01   $      0.07      $     (0.03)
                                                          ===========    ===========    ===========     ===========



    Weighted average common shares outstanding (1).....       400,000        400,000       400,000          400,000




                                                                                               May 31, 1998
                                                                                               ------------
BALANCE SHEET DATA:                                                                             (Unaudited)
    Cash and cash equivalents...............................................................   $     52,700
    Total assets............................................................................   $  2,121,654
    Long-term debt, less current portion (2)................................................   $  1,491,419
    Stockholders' equity....................................................................   $    329,857

--------------


(1) Adjusted to reflect a 400 for 1 split of the Company's outstanding Common Stock and a change in the stated par value of such Common Stock from $0.01 to $0.0001 per share, both effective as of June 22, 1998.
(2) Under certain circumstances, in the discretion of Management, up to $300,000 of outstanding indebtedness may be repaid with offering proceeds. See _Use of Proceeds" and Note 3 to the Financial Statements of the Company appearing elsewhere in this Prospectus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


     The Company was incorporated in August 1995, primarily to provide financing for crane sales by Giuffre Cranes, an Affiliate of the Company, which is a national distributor of Terex track-mounted cranes. During fiscal 1998, the Company also began arranging financing for Giuffre Cranes' customers with third-party finance companies and received Brokerage Commission income for these services. During fiscal 1996, the Company's conducted its initial private placement of promissoty notes ($750,000 of 10" secured notes). The proceeds of such offering were used by the Company to purchase 17 crane units from Giuffre Cranes during its 1996 and 1997 fiscal years. These notes were secured by a first security interest in crane units purchased and were nonrecourse as to other assets of the Company. The notes were due June 30, 1997 and were repaid early on March 20, 1997. During its 1997 fiscal year, the Company undertook two additional private notes offerings. In its second offering, completed in August, 1996, the Company sold $177,000 of 10"% asset-backed notes. These notes were secured by equipment or the proceeds from the sale of such equipment. The notes permitted the Company to subordinate the noteholders security interest to Senior Debt. In August, 1996, the Company undertook its third private notes offering. The Company sold approximately $590,000 of 10"% capital notes. These notes are unsecured and are general obligations of the Company. The capital notes are also subordinated to the Company's Senior Debt.

     In order to provide for the ability to grant a first security lien to investors purchasing its notes, the Company initially purchased cranes from Giuffre Cranes and held them in inventory, generally for short-term rental and subsequent sale. Accordingly, during its 1996 and 1997 fiscal years, the Company rented, leased, serviced and sold cranes. These functions were performed by Giuffre Cranes under a Management Agreement with the Company. Giuffre Cranes did not assess or receive any compensation for its services under this Agreement in 1996 or 1997. At the close of fiscal 1997, the Company had purchased 17 crane units; it sold (and financed the purchase of) 8 units and held 9 units in inventory. Thereupon, the Company discontinued the rental and service of cranes since it was no longer required to provide a first security interest in the cranes to purchasers of its notes, having provided for the subordination of such notes to Senior Debt (the holders of which required, and could then be granted, a first security interest in the equipment purchased by the Company). Accordingly, in March, 1997, the remaining cranes in the Company's inventory were sold back to Giuffre Cranes at net book value ($773,000).

     During fiscal 1998, the Company focused on providing direct financing (through Leases) for cranes sold by Giuffre Cranes. In addition, the Company was able to secure bank financing (Senior Debt) for up to 60% of its Lease contracts at interest rates ranging from 8.9% to 9.25%, lowering its effective cost of funds. In February, 1998, the Company negotiated a new credit facility with a bank to finance up to 60% of the value of its newly-leased equipment at a fixed rate 2.75% over the average rate of U. S. Treasury obligations of similar maturity, and, for the first quarter of fiscal 1999, interest rates on new Senior Debt ranged from from 8.24% to 8.59%

     Because of the Company's limited history, and the changes in the manner the Company has conducted its operations in order to establish satisfactory credit, the benefit of analysis of prior operations is limited. Moreover, the Company's results of operations have not established any consistent performance trends. Because the Company has succeeded in establishing credit and lowering its cost of funds, Management believes that operations will be more profitable in the future; however, no assurance can be given that such improvement will be achieved.


RESULTS OF OPERATIONS

     NET REVENUES

     Revenues declined from $737,054 in fiscal 1997 to $264,022 for fiscal, 1998. The decline in revenues resulted from the change in the method of conducting the Company's operations (from maintaining its own inventory of cranes for sale to primarily providing financing for cranes sold by Giuffre Cranes). Interest income, primarily from sales-type Full Payout Leases, increased from $17,048 for fiscal 1997 to $168,164 for fiscal 1998. During fiscal 1998, the Company also began arranging financing for customers of Giuffre Cranes with third-party finance companies; for 1998, the Company earned $93,170 of such commission income, as compared to none in 1997. For the first quarter of fiscal 1999, the Company reported revenues of $115,863, as compared to $20,361 for the first quarter of 1998, reflecting increases in interest income and Brokerage Commissions.

     EXPENSES

     The Company's expenses decreased from $734,835 in fiscal 1997 to $212,473 for 1998. In fiscal 1998, the Company discontinued the sale of cranes for its own account and, therefore, reported no cost of equipment sales or depreciation. For fiscal 1997, these costs were $407,553 and $139,922, respectively. Interest expense increased approximately 15% for fiscal 1998, reflecting a 52% increase in outstanding borrowings; such increased expense was partially offset by a lower cost of funds on $799,000 of Senior Debt which replaced a portion of the 10"% notes outstanding at the end of the prior year.

     Amortization of finance costs decreased from $86,872 in fiscal 1997 to $27,924 for 1998 due to lower costs incurred to sell the notes sold in the second and third private notes offerings described above and the longer term to maturity of the notes sold. In addition, the secured notes sold in the initial private offering were repaid prior to maturity and, accordingly, the unamortized balance of the offering costs related to these notes was charged to fiscal 1997 operations.

     In fiscal 1998, the Company incurred commission costs of $52,054 (none in 1997) related to arranging financing both on internally-financed and third-party contracts. Of these expenses, $37,369 related to commission expense on third-party contracts and $14,685 related to internally-financed contracts.

     Expenses for fiscal 1998 also include a charge of $12,000, the amount which Giuffre Cranes was entitled to receive as reimbursement for expenses incurred on behalf of Company under the Management Agreement. Because Giuffre Cranes waived its right to be reimbursed for such expenses, the Company credited this amount to contributed capital. No charges for administrative expenses were made to the Company for fiscal 1997.

     For the first quarter of fiscal 1999, expenses increased to $69,196, as compared to from $32,468 for the first quarter of fiscal 1998. Interest expense approximately doubled, reflecting increased debt obligations incurred in order to finance Lease investments. Commission expense was $16,424 in the first quarter of fiscal 1999, as compared to none in first quarter of fiscal 1998, reflecting the initiation of brokerage activities (ie., the arrangement of financing by third-party finance companies) in the second half of fiscal 1998.

     PROFITABILITY

     During fiscal 1997, the Company was able to achieve essentially break-even operations and earn nominal net income of $2,219 ($0.01 per share). For fiscal 1998, the Company's income before taxes was $66,578, as compared to nominal pretax income of $2,219 for fiscal 1997.

     The improvement in 1998 operations primarily reflects the Company's success in lowering its cost of capital, the growth in its Lease portfolio and its ability to arrange financing with third-party financing sources. However, it should be noted that fiscal 1997 operating results included the benefit of sales and rentals of equipment, which functions were discontinued in fiscal 1998. During 1997, these discontinued functions contributed profits of $172,461, before interest and loan fee amortization costs of $181,454 principally incurred to carry crane inventories. Accordingly, fiscal 1998 and fiscal 1997 operating results are, to a large extent, not comparable.

     The average interest rate on borrowings was 10.25% for fiscal 1997, not including amortized finance costs. During fiscal 1998, the Company obtained bank financing at rates ranging from 8.9% to 9.25%, resulting in a blended cost of funds of 10.03% for the year. The Company's Leases are at rates ranging from 11.5% to 16.66%.

     The Company made no provision for income taxes in fiscal 1997 and had loss carryforwards of approximately $147,000 available at February 28, 1997 to offset federal taxable income in future years. For 1998, the Company provided $18,000 for federal and state income tax expense, which includes the benefit of the tax-basis net operating loss carryforward.

     For the first quarter of fiscal 1998, the Company incurred a loss before taxes of $12,107, as compared to pretax income of $46,667 for the first quarter of fiscal 1999. Such improvement reflects growth in the Company's Lease portfolio, lower cost of funds due to an increase in Senior Debt at more favorable rates, lower amortization expense with respect to finance fees and a spread of $24,228 between the Company's commission income, as compared to its commission expenses incurred.

     Net income for the for the first quarter fiscal 1999 was $28,667 or $0.07 per share, following a loss of $12,107 ($0.03 per share) for the first quarter of fiscal 1998.

     LIQUIDITY AND CAPITAL RESOURCES

     In fiscal 1997, the Company sold $177,000 of notes in its second offering and $100,000 of notes in its third offering. During fiscal 1998, the company sold $590,452 of notes. In addition, during fiscal 1998, the Company obtained bank financing in the amount of $798,909.

     The Company's investor notes mature in 1999, whereas its bank debt is amortizing over four to five years. The Company bad investments in sales-type Lease contracts of $496,150 at February 28, 1997 and $1,731,692 at February 28, 1998. In fiscal 1998, the Company closed $1,541,861 in new finance contracts as compared to $491,115 in 1997.

     The Company's Leases generally range in term from 36 to 60 months. In order to support its investment in its Leases, and make investments in additional Leases, the Company will need to obtain additional financing. Accordingly, the Company has undertaken to sell the Common Stock offered hereby.

     At February 28, 1998 and at May 31, 1998, none of the Company's investments in finance and Lease contracts had outstanding payments that were more than 120 days past due. The Company has never incurred a loss or write-off with respect to its contracts, and no reserve for potentially uncollectable amounts has been deemed necessary by Management. The Company's Leases have been outstanding for a relatively short period of time, and there can be no assurance that the Company will be able to maintain its past collection results in the future. During May and June, 1998, the Company repossessed and subsequently sold two crane units. Proceeds from such sales fully covered the Company's net investment in the related Leases, including all accrued interest owed and costs of sale following repossession.

     For fiscal 1998, cash provided from operations was $85,301, as compared to $127,064 in fiscal 1997, primarily due to lower non-cash expenses in 1998, due to the elimination of depreciation on crane inventories and lower amortization of loan fees (as described above).

     For the first quarter of fiscal 1999, cash provided from operations increased to $64,982 of positive cash flow, following a deficit of $14,267 for the same period of fiscal 1998, due to the increase in the Company's net income, increase in customer deposits of $19,000 and noncash provision for the income tax liability of $18,000.

     The Company made investments in Leases of $487,290 during the first quarter of fiscal 1999, as compared to $401,542 during the first quarter of fiscal 1998. These investments were financed through an increase in Lease payments of $266,535 and a net increase of $152,152 in Senior Debt obligations.

     YEAR 2000

     The Company has made an initial evaluation and does not believe it will be significantly impacted by year 2000 compliance problems. The Company uses software packages recently acquired that are year 2000 compliant. The majority of the Company's lessees are small companies which do not significantly rely upon computer software in the conduct of their businesses.

                                    BUSINESS

GENERAL


     The Company was formed in August, 1995, to provide direct financing (principally in the form of sales-type leases ("Leases"); see "Business - Description of Leases") to facilitate the acquisition of products ("Equipment") by customers of Giuffre Cranes and Rexworks, both of which are Affiliates of the Company. The Company will also provide such equipment financing to customers of vendors other than Giuffre Cranes and Rexworks and/or, acting as broker, arrange such financing with third-party finance companies on a commission basis.

     The Company's business operations generally include the following functions: structuring financing plans and arrangements, including negotiation of terms relating to the Company's Leases and leases obtained with third-party finance companies; developing credit standards; analyzing customer financial statements; evaluating the quality of Equipment; determining the capital structure of the Company and its leverage ratios; administering its portfolio of Leases; reviewing and evaluating the credit status and payment history of Lessees; administering the collection process; when necessary, repossessing and disposing of Equipment; prosecuting litigation with defaulted Lessees; and managing relations with the Company's institutional lenders and securityholders. The Company intends to operate in the fifty states and, to a limited extent, overseas. See "Business Foreign Lessees/Asset Location" and "Certain Legal Aspects of Company Operations - Licensing and Other Legal Requirements."

     The Company will derive its revenues predominantly from Lease payments on Equipment owned by it. The Company will also earn commissions for arranging financing with third-party finance companies ("Brokerage Commissions"). Investment risks relating to the Company's ability to generate sufficient revenues to meet its debt service commitments and other operating expenses are described under "Risk Factors."

     The Board of Directors of the Company has overall responsibility for its administration and management. However, certain business operations of the Company will be conducted by Giuffre Cranes pursuant to a contract with the Company ("Management Agreement"). See "Management - Management Agreement." The Company, Giuffre Cranes and Rexworks are Affiliates. For purposes of this Prospectus, "Affiliate" means, when used with reference to a specific person or entity (including without limitation the Company, Giuffre Cranes and Rexworks),
(i) any person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specific person or entity, (ii) any person who is an officer or director of, or any person or entity that is a partner in, the specified person or entity, or of which the specific person or entity is an officer, director or partner, (iii) any person or entity that is the beneficial owner of, or controls, 10% or more of any class of voting securities of, the specified person or entity.

     PURCHASERS OF THE COMMON STOCK OFFERED HEREBY WILL IN NO WAY ACQUIRE THEREBY AN INTEREST (AS A SECURITYHOLDER OR OTHERWISE) IN GIUFFRE CRANES, REXWORKS AND/OR ANY OTHER AFFILIATE OF THE COMPANY. OBJECTIVES AND POLICIES IN GENERAL

     The primary business objectives of the Company are to: (i) preserve and protect Company capital by leasing Equipment only to Creditworthy Lessees (see "Business - Credit of Prospective Lessees"); (ii) originate/acquire Leases of a diversified portfolio of Equipment and to realize proceeds from the leasing of such Equipment sufficient to meet its debt service and other obligations, and to fund the growth and expansion of its business, while enhancing the marketing/sales activities of Giuffre Cranes and Rexworks; and (iii) generate Brokerage Commissions. The achievement by the Company of its objectives, including the generation of any specific level of revenues necessary to meet its debt service and other obligations, cannot be assured or guaranteed. See "Risk Factors."

     The Company has established certain investment policies with respect to the selection of Lessees, the provisions and terms of the Leases, financing and other matters in order to achieve the Company's business objectives. These policies will be followed in connection with the acquisition of any Equipment and/or Leases by the Company.

CHANGES IN INVESTMENT OBJECTIVES AND POLICIES

     The Company may alter its investment, borrowing and other policies in its discretion, provided and to the extent that the Company deems such alteration to be necessary or appropriate to enable the Company better to meet its business objectives.

ACQUISITION POLICIES AND PROCEDURES

     The Company will act as lessor under the Leases, which will be for initial terms generally of 3 to 5 years. The Company will acquire its Equipment for an amount equal to the Asset Base Price. It is expected that Affiliates of the Company may, from time to time, purchase Equipment and/or originate or acquire Leases in their own names and with their own funds, which Equipment and/or related Leases will ultimately be purchased by the Company. Equipment will be acquired by the Company from its Affiliates for an amount equal to its Asset Base Price.

     "Asset Base Price" means the amount paid by the Company to the seller of Equipment for such property, which shall be (i) the manufacturer's invoice cost to the Company if the Equipment is acquired directly from the manufacturer, (ii) if the Equipment is acquired from a seller that is not the manufacturer and not an Affiliate of the Company (including without limitation Giuffre Cranes or Rexworks), the lower of (a) the price invoiced by such seller or (b) fair market value as determined by the Company in its best judgment, or (iii) if acquired from an Affiliate of the Company (including without limitation Giuffre Cranes or Rexworks), the lower of (a) list price charged by such seller to unaffiliated purchasers plus all reasonable, necessary and actual costs accrued in maintaining the Equipment (including without limitation the cost of storage, carrying, warehousing, interest cost, repair, marketing, financing, and taxes from the date of acquisition thereof) less the amount of primary term lease rentals accrued from the date of acquisition thereof and retained by such Affiliate from leasing the Equipment or (b) fair market value as determined by the Company in its best judgment, including in each case described in (i), (ii) and (iii) the amounts of all liens and encumbrances on the Equipment and all reasonable, necessary, and actual expenses of the seller incurred in connection with acquiring and transferring the Equipment to the Company (including but not limited to all financing expenses, sales taxes, delivery charges and attorneys' fees paid to or on behalf of third parties). In no event, however, shall any of the expense items described herein be included in the Asset Base Price for any Equipment (i) which cannot be included consistent with generally accepted accounting principles or (ii) which is not actually acquired by the Company.
The Company will not acquire delinquent Leases from any party. The Asset Base Price of Equipment is intended by the Company to reflect the fair market value of such assets, as determined in arm's length negotiations between knowledgeable market participants. See "Certain Relationships and Related Transactions."

THE EQUIPMENT

     The Company will typically acquire and lease (i) truck-mounted cranes and transportable storage containers (sold by Giuffre Cranes) and (ii) truck-mounted concrete mixers (sold by Rexworks). Based upon current market prices available to the Company, the average unit price of such Equipment is in the approximate range of $75,000 to $150,000 for cranes, $2,000 to $5,000 for storage containers and $85,000 to $125,000 for concrete mixers; the value of an average Lease is expected to be approximately $100,000. The purchase of Equipment may be made directly from the manufacturer (although Equipment may initially be acquired from the manufacturer or other seller by an Affiliate of the Company with its own funds and subsequently purchased by the Company) either pursuant to a purchase agreement relating to significant quantities of such Equipment or on an ad hoc basis to meet the needs of a particular Lessee. There can be no assurance that acceptable purchase agreements will be negotiated with Equipment manufacturers (including Giuffre Cranes and/or Rexworks), nor can there be any assurance as to the ultimate composition of any Company's portfolio.

     No more than 10% of the Company's portfolio (as determined by Asset Base Price) will be leased to a single Lessee or group of affiliated Lessees, although up to 20% of the Company's portfolio (as determined by Asset Base Price) may be leased to a single Lessee or group of affiliated Lessees if the
(i) Company determines that the leasing opportunity is in the best interest of the Company and (ii) summarized financial statements of each such Lessee or group of Lessees are included in the Prospectus. In no event will 20% or more of the Company's portfolio be leased to a single Lessee or group of affiliated Lessees. No Equipment will be purchased by the Company for which a Lease Commitment has not been previously obtained. A "Lease Commitment" means (i) an executed, binding Lease agreement under which either the Company or an Affiliate of the Company is the Lessor, which Lease agreement is assignable by such Affiliate of the Company or the Company, or (ii) such other agreement or commitment to lease Equipment which constitutes an enforceable obligation against the Lessee.

     The Company may acquire and lease used Equipment. Used Equipment in this context means Equipment which was not delivered to the initial Lessee directly by the manufacturer or distributor of such Equipment. It is intended that no more than 5% of the Company's portfolio (as determined by Asset Base Price) will be used Equipment.

     As of the date of this Prospectus, the Company has not entered into any commitments for the origination or the acquisition of any Leases, or for the acquisition, financing or leasing of any Equipment.

CREDIT OF PROSPECTIVE LESSEES

     The Company will undertake an evaluation of each prospective Lessee's business and credit history. The Company will lease Equipment only to "Creditworthy Lessees," generally defined as Lessees whose senior debt obligations have been assigned a credit rating of "B" or better by Standard & Poor's Corporation ("Standard & Poor's"), or the corresponding rating assigned by another nationally recognized credit rating agency, or an Equivalent Rating. All Lessee credit ratings will be determined as of the date the related Equipment is purchased by the Company. There can be no assurance that even if a Lessee satisfies the foregoing credit standards and is determined by the Company to be a Creditworthy Lessee that such Lessee will make rental payments to the Company as anticipated. The Company will review any Standard & Poor's rating available to Standard & Poor's subscribers for each prospective Lessee but does not expect to obtain a special rating from Standard & Poor's or any other credit rating agency solely for the purpose of a particular Lease transaction.

     "Equivalent Rating" means a rating established by the Company for Lessees whose credit is unrated, which the Company believes to be substantially equivalent (taking into account any guarantees, letters of credit or other credit enhancements) to a Standard & Poor's B rating. In establishing this credit rating, financial information with respect to the prospective Lessee will be obtained, primarily financial statements and other information generally available to the stockholders of such Lessee or made available to the Company in connection with the Lease negotiations. The Company will also consider the prospective Lessee's credit history. In making these evaluations, the Company will generally consider factors such as the total revenues, net income, total assets and liabilities, total equity, debt to net worth ratios and current assets to current liabilities ratios of a prospective Lessee, both in terms of recent status as well as trends over recent years.

DESCRIPTION OF LEASES

     The Equipment purchased by the Company will be leased to third parties pursuant to sales-type Full Payout Leases or Operating Leases. "Full Payout Leases" are Leases under which the aggregate rental payments during the original term of the Lease are at least sufficient to recover the purchase price of the leased Equipment (generally defined as the Equipment's original cost plus any related acquisition fees and expenses). Upon the expiration of the original term of a Full Payout Lease, the Equipment is typically sold to the Lessee for a nominal amount; in the absence of a sale to the terminating
Lessee, the Equipment is re-leased or sold by the Company. Title to the Equipment is retained by the Company prior to sale. "Operating Leases" are Leases under which the aggregate rental payments during the original term of the Lease are not sufficient to permit the Company to recover the purchase price of the subject Equipment, which is not sold for a nominal amount to the terminating Lessee. The initial terms of Full Payout Leases are generally longer than the initial terms of Operating Leases. The percentages of the Company's portfolio which will consist of Operating Leases and Full Payout Leases, respectively, cannot be determined at this time. It is expected that all of the Leases will be triple net leases which require the Lessees to pay all costs of maintenance, insurance and taxes arising from the use and operation of the Equipment. The Lessee is generally not responsible for the cost of refurbishments or modifications to the Equipment.

     In general, the terms of the Company's Leases will depend upon a variety of factors, including the desirability of each type of Lease as an investment, the relative demand among Lessees for short-term and long-term leases, the type and use of the related Equipment, the business of the Lessee and its credit rating, the availability and cost of financing, regulatory considerations, the accounting treatment of the lease sought by the Lessee or the Company and other competitive factors. Typically, Leases are not expected to be written for no more than a 60-month initial term, and no more than 10% of Leases are expected to have more than a 60-month initial term. The Company will seek to originate or acquire Leases of varying terms, having consideration for the anticipated needs of the Company for liquidity (to, among other things, meet its debt service obligations), general market conditions and such other factors as the Company deems relevant. The Company will determine creditworthiness as described above (see "Business Credit of Prospective Lessees"), generally without reference to the term of the Lease, which will be selected utilizing the criteria described in the preceding sentence.

BORROWING POLICIES

     The Company intends to incur debt to finance the purchase of a substantial portion of its Equipment and may borrow for any other Company purpose, including to provide funds for repairs or to obtain working capital for operational expenses. The Company may also incur debt to improve or modify the Equipment in order for the Equipment to be more advantageously re-leased or sold if the Company determines that such borrowing is in the best interests of the Company. While there is no limit on leverage as to the amount of debt which may be incurred in connection with the acquisition of any Equipment, the Company presently intends to limit the amount of "Senior Debt" (ie., debt secured by a lien against the financed Equipment which holds priority over the lien of the Company) which may be incurred in connection with the acquisition of any Equipment to 75% of its Asset Base Price; as of May 31, 1998, Senior Debt averaged approximately 60% of Asset Base Price. As of May 31, 1998, all of the Company's Senior Debt was outstanding on a "full recourse" basis (ie., secured by all assets of the Company, including assets other than those purchased with the proceeds of the loan). The Company may attempt in the future to obtain Senior Debt on a "nonrecourse" basis (not be secured by assets of the Company other than the Equipment purchased with the proceeds of the loan); however, no assurance can be given that the Company will be able to obtain such nonrecourse terms with respect to all or any portion of its borrowing.

     The Company expects to finance the majority of its acquisitions of Equipment using funds borrowed under one or more credit facilities provided by institutional lenders, some of whom may also be lenders to Affiliates of the Company. It is expected that these loans ("Senior Debt") will be term loans having a term no longer than the term of the Lease of the Equipment purchased with the loan proceeds and bearing interest at a fixed (rather than floating) interest rate payable at the same frequency as the rental payments on the Lease of such Equipment. Only Equipment to be leased on a variable rental payment schedule will be permanently financed on a floating rate basis. The Company will not finance Equipment leased on a fixed rental payment schedule with floating interest rate debt, nor will it finance Equipment leased on floating rental payment schedules with fixed interest rate debt. In general, interest is expected to be payable currently, and interest and principal will be fully amortized over the initial term of the related Lease (i.e., without balloon payments at loan maturity). There can be no assurance that credit will be available to the Company in the amount desired or on terms considered reasonable by the Company.

     In the event that an Affiliate of the Company (including without limitation Giuffre Cranes and Rexworks) purchases Equipment on an interim basis in its own name and with its own funds in order to facilitate the ultimate purchase by the Company or loans its own funds or borrows on behalf of the Company for any other Company purpose, such Affiliate will be entitled to receive interest on the funds expended on behalf of the Company. Interest will be paid on such funds or other loans from the Company or its Affiliates at a rate equal to the rate charged by third party financing institutions on comparable loans for the same purpose (but not in excess of 2% above the "prime rate" from time to time announced by Firstar Bank, Milwaukee, Wisconsin). Interest on any such temporary purchases to be paid by the Company to its Affiliates will begin to accrue on the date of the purchase of the Equipment by such Affiliate. Interest on loans for other Company purposes will begin to accrue on the date the loan is funded. Any primary term lease rental payments received or accrued by an Affiliate prior to the sale of the Equipment to the Company will either reduce the sales price of the Equipment to the Company or will be assigned to the Company upon its purchase of the Equipment. The Company's Affiliates will not extend financing to the Company with a term in excess of twelve months. An Affiliate may receive points or other financial charges or fees (excluding interest charges) in respect of any loans to the Company. The Company will not enter into any borrowing arrangement with an Affiliate which calls for a prepayment charge or penalty to be paid to such Affiliate.

     Although the exact terms and conditions of Company borrowings cannot be predicted, it is anticipated that, in the event of default by the Lessee or the Company with respect to any Lease securing a loan obligation, the due date of such loan would be accelerated. In that event, the lender could foreclose upon the Equipment securing the loan unless the Company repaid the entire unpaid balance, which the Company may not be able to do if its working capital reserves are inadequate unless it can promptly obtain possession of and re-lease the related Equipment and refinance the accelerated obligation. Foreclosure by a lender may reduce Company revenues and adversely impact the ability of the Company to timely meet its obligations. See "Risk Factors." Any loans to the Company from its Affiliates for organization and offering expenses (anticipated not to exceed $25,000) will be non-interest bearing and will be repaid out of proceeds of this offering.

FOREIGN LESSEES/ASSET LOCATION

     The Company anticipates that no more than 5% of the Equipment financed by it (as determined by Asset Base Price) will be located outside of the United States or leased to foreign corporations. This limitation will not apply, however, to Equipment subject to Leases where the Lessee has substantial assets located in the United States which secure these Lease obligations. No Equipment will be located in foreign countries or leased to foreign corporations or other entities located in foreign countries where as of the commencement of the Lease economic or political instability poses unacceptable risks to the safety of the Equipment or the collectibility of the Lease rental payments. All Lease payments, regardless of Equipment location, will be denominated and payable in United States currency.

INSURANCE

     The Company will purchase and maintain, or cause to be purchased and maintained, such insurance policies (including any self-insurance programs undertaken by a Lessee) as the Company deems reasonably necessary to protect the interests of the Company (to the extent that such policies are not maintained by the Lessee for the benefit of the Company). In general, it is anticipated that the Company will maintain, or cause to be maintained, insurance coverage against third-party bodily injury and property damage liability in connection with Asset ownership and operation, as well as policies insuring the Company against loss of or damage to its Equipment.

     The Company has the right to obtain insurance (including liability and other insurance) for the Company at the Company's expense in those circumstances which it deems appropriate. The Company may, in certain instances, also carry business interruption insurance covering loss of income arising from Asset loss or damage. These policies will have such limits and deductible amounts as the Company deems advisable, based on the costs involved and the operations of the Company.

     In addition, such policies will have certain exclusions from coverage for risks which are uninsurable or are not insurable at rates deemed reasonable by the Company. Such exclusions may include damage or loss by war, nuclear accidents and other similar risks. The Company may purchase and pay for such types of insurance, including extended coverage liability and casualty and workmen's compensation, as would be customary for any person owning comparable property and engaged in a similar business and may name one or more of its Affiliates as additional insured parties thereunder, provided that such addition does not add to the cost of premiums payable by the Company.

ENFORCEABILITY OF LEASES UPON BANKRUPTCY

     If a Lease were to be the subject of a proceeding under the Federal Bankruptcy Code, the rights of the Company as Lessor would be affected. Under the "automatic stay" provisions of Section 362 of the Federal Bankruptcy Code, a lessor is prevented from repossessing leased equipment which is part of a debtor's estate in the event of the debtor's bankruptcy. Instead, the lessor is required to petition the bankruptcy court for an order modifying the stay "for cause," usually a showing that there is not adequate protection for the equipment. Risks to leased equipment generally increase the longer a financially troubled debtor remains in control of such assets.

     In general, under the Federal Bankruptcy Code, a lease is considered an executory contract which the trustee in bankruptcy may affirm or reject. If the trustee affirms a lease it must agree to perform the lease and cure the existing material defaults. A rejection of the lease constitutes a breach of the lease, and the lessor is entitled to a return of the leased equipment and has a claim for damages against the estate in bankruptcy. If a Lease is rejected, the Company will have to locate a new Lessee to re-lease the Equipment or sell the Equipment. Decisions to affirm or reject a lease, the cure of defaults or the return of the Equipment may involve substantial delays.

RESERVES

     The Company will maintain working capital reserves ("Reserves") in an amount which will fluctuate from time to time depending upon the amount which Management, in its discretion, deems necessary for the proper operation of the Company. Working capital reserves are intended to be used for various items including repairs, replacements, accruals required by lenders and other appropriate items and maintained by the Company to meet Company commitments. The amount allocated to Reserves is expected to vary depending upon the nature of the Equipment purchased by the Company and the length of the Lease terms. If such Reserves and other available cash flow are insufficient to cover the Company's operating expenses and liabilities, it will be necessary for the Company to obtain additional funds from other sources, including revenues from Company operations, the proceeds from the sale of Equipment, loans from banks, or loans from Company Affiliates. There can be no assurance that Reserves will be sufficient to fund any operating costs or to satisfy any contingencies, or that other financing will be available to the Company on terms deemed acceptable by Management, if at all. See "Risk Factors."

BROKERAGE SERVICES

     During its fiscal year ended February 28, 1998, the Company began arranging financing for customers of Giuffre Cranes with third-party finance companies. In such transactions, the financed equipment is not owned by the Company; title is at all times held by a third party which bears all of the financial risk of the lease and is entitled to receive the revenues generated thereby. The Company acts only as a broker (to negotiate the financing terms of a transaction between parties unaffiliated with it) and receives a commission ("Brokerage Commission") for providing such services. For fiscal 1998, the Company received Brokerage Commissions totalling $93,170 for its services rendered in arranging 24 financing transactions, all on behalf of Giuffre Cranes customers.

PRELIMINARY INVESTMENTS

     It is not possible to determine the date when the net proceeds of this offering, less working capital reserves, will be fully invested in Equipment and/or Leases. Prior to that time, the Company will invest such funds in securities issued or guaranteed by the United States government or any agency or instrumentality thereof, certificates of deposit of United States banks having a net worth of at least $50,000,000, bankers' acceptances, bank repurchase agreements covering securities issued or guaranteed by the United States government or any agency or instrumentality thereof, money market funds having a net worth of at least $100,000,000 or similar highly liquid investments, other than tax-exempt securities or obligations; provided that no Company funds may be invested in any money market fund, savings and loan, bank or other financial institution affiliated with the Company or any of its Affiliates. The Company shall not invest in junior chattel mortgages or deeds of trust (except that the acquisition or granting of chattel mortgages in connection with the sale of Equipment shall not be deemed to be investing in a junior chattel mortgage or deed of trust).

PRIOR ACTIVITIES

     The following information relates to the existing leasing business of the Company. While no assurance can be given as to the operating results which will be achieved by the Company in the future, Management believes that the prior experience of the Company is representative of the results which may be achieved.

     CUSTOMERS. As of May 31, 1998, the Company had 32 Leases outstanding with 32 customers, representing an aggregate present value of approximately $1,781,963; no single customer accounted for more than 8% of the aggregate present value of such Leases. While the Company may lease Equipment to one or more of its current or past customers, no assurance can be given as to the identity of any Lessee of Equipment owned by the Company, or as to the value of leased Equipment and/or related Leases. The Company does not consider any of its current Lessees to be material to its business. It is not anticipated that any one customer or group of affiliated customers will be material to the business of the Company. See "Business - The Equipment."

     LEASE RATES. The weighted average financing rates paid by Lessees on Leases originated or acquired by the Company during the two-year period ended February 28, 1998 were in a range from 11.84% to 17.12%. The financing rates paid by Lessees are determined pursuant to and in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," as promulgated by the Financial Accounting Standards Board. With respect to each Lease, such rate (the "interest rate implicit in the lease") is the rate that, when applied to (i) the minimum lease payments (excluding that portion of such payments which represents executory costs to be paid by the lessor, together with any profit thereon) and
(ii) the unguaranteed residual value accruing to the benefit of the lessor, causes the aggregate present value at the beginning of the lease term to equal the fair market value of the leased property to the lessor at the beginning of the lease, less any investment tax credit retained by the lessor and expected to be realized by such lessor.

     DELINQUENCIES, REPOSSESSIONS AND NET LOSSES. Since its inception in 1995, delinquencies, repossessions and net losses with respect to Leases held by the Company have been insignificant, affecting in each case less than 1% of its portfolio. It is anticipated that the Company will achieve similar loss, delinquency and repossession results in the future, due to the credit standards to be imposed upon Lessees, the useful life of the Equipment (with corresponding retention of value) and the experience of Company Management.

     THERE CAN BE NO ASSURANCE THAT THE RATES CHARGED BY THE COMPANY IN THE FUTURE WILL BE COMPARABLE TO RATES CHARGED IN THE PAST, OR THAT DELINQUENCY, REPOSSESSION OR NET LOSSES WILL BE COMPARABLE TO PRIOR EXPERIENCE.

     GEOGRAPHIC DISTRIBUTION OF LEASES. The table below sets forth as to geographic location the aggregate present value of Leases covering Equipment owned by the Company, as of May 31, 1998.




Equipment                                   Aggregate       Equipment                                   Aggregate
Location                                Present Value       Location                                Present Value
-----------------------------------------------------       -----------------------------------------------------
Alabama................................   $    49,489       New Mexico.............................    $   69,287
Arizona................................   $   180,827       New York...............................    $   55,976
Colorado...............................   $    60,070       Ohio...................................    $  191,254
Illinois...............................   $   154,508       Tennessee..............................    $   62,503
Indiana................................   $     5,499       Utah...................................    $  125,923
Kansas.................................   $    61,784       Virginia...............................    $   71,894
Massachusetts..........................   $   233,957       Wisconsin..............................    $  259,076
Michigan...............................   $   199,916


COMPETITION

     Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered. Additional major finance and leasing companies may enter the market in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Competitive pressures and other factors, such as new financing/lease products and services by the Company or its competitors, or the entry into new geographic markets, may result in significant price erosion that could have a material adverse effect on the Company's business, financial condition and results of operations. The competitive factors affecting the market for the Company's products and services include corporate and product reputation, Lease terms and conditions, marketing and promotion, timely performance with respect to applications, credit decisions and funding, quality of administrative services and customer relations. The Company believes that it competes effectively with respect to these factors, but there can be no assurance that it will continue to do so. The Company's present or future competitors may be able to market products and services comparable or superior to those offered by the Company or adapt more quickly than the Company to increased demand or evolving customer requirements. In order to compete successfully in the future, the Company must respond to customer requirements and its competitors' products, services and innovations (including without limitation financial capabilities, price structure and marketing). Accordingly, there can be no assurance that the Company will be able to continue to compete effectively in its market, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, results of operations or financial condition. See "Risk Factors."

EMPLOYEES AND FACILITIES


     As of May 31, 1998, the Company had one full-time employee, Scott A. Blair, its Chief Executive Officer; Mr. Blair is covered by an employment agreement. See "Management - Employment Agreements." The Company will share office facilities with Giuffre Cranes in Milwaukee. Giuffre Cranes will manage the day-to-day business operations of the Company pursuant to the Management Agreement. See "Business - Giuffre Cranes - Employees and Facilities," "Management - Management Agreement" and "Certain Relationships and Related Transactions".



GIUFFRE CRANES


     GENERAL

     Giuffre Cranes is a Delaware corporation engaged in the sale, rental and servicing of truck-mounted cranes and transportable storage containers, to dealers and at retail, throughout the United States through two offices in Wisconsin and Utah. Giuffre Cranes is a principal distributor of the Model Dino 1500 truck-mounted crane manufactured by Terex Cranes; in the future, Giuffre Cranes may also distribute comparable equipment manufactured by other companies.

     PRODUCTS AND SERVICES

     1. Equipment Sales. Giuffre Cranes sells truck-mounted cranes to a variety of dealers and retail customers. The cranes marketed generally have a lifting capacity of up to 28 tons and a useful life of approximately 15 years. The markup typically ranges from 10% to 20% on such Equipment (eg., under $9,000 per crane on a $78,000 purchase price). In the past, the bulk of the truck-mounted cranes sold by Giuffre Cranes have been manufactured by Terex Cranes. Terex maintains sales and warehousing facilities in the United States. Giuffre Cranes has been and remains a principal American distributor of Terex truck-mounted cranes. In the future, Giuffre Cranes may distribute truck-mounted crane equipment manufactured by companies other than Terex Cranes. The truck-mounted cranes sold by Giuffre Cranes are typically acquired new, directly from the manufacturer, at standard distributor prices. Used Equipment may be purchased at "fair market value." During its fiscal year ended February 28, 1998, Giuffre Cranes purchased and sold approximately 230 Terex Model Dino 1500 truck-mounted cranes.

     2. Service and Parts Sales. Service and maintenance is offered in connection with the sale or rental of Equipment through the Giuffre Cranes service department. The Giuffre Cranes service department provides both in-house and on-the-road repair/maintenance services. Giuffre Cranes also sells replacement and spare parts. Service is available from Giuffre Cranes in a multi-state area through its facilities in Milwaukee and Utah.

     CUSTOMERS

     1. Equipment Dealers. Giuffre Cranes' dealer customers are typically firms which purchase and own Equipment for rental and lease to retail customers and for eventual sale in both the new and used equipment markets. Some of these firms rent and lease equipment to retail customers on a state, regional or national basis. Equipment that is rented or leased by a dealer may be held and again rented or leased for terms varying from a few weeks to many years.

     2. Retail Customers. Giuffre Cranes' retail customers principally include roofing contractors, advertising firms that utilize billboard and similar outdoor advertising, and utility companies. Electric utilities include investor-owned utility companies, rural electric cooperatives and municipal electric utilities. Telephone utility companies include members of the Bell System as well as independent telephone companies. Other users range across a broad cross-section of industries, including city, county, state and federal government agencies, such as highway and transportation departments, electricity departments, forestry departments, and military installations and facilities; electric, telephone, building and lighting contractors; cable television operators and contractors; oil refineries and petro-chemical installations; and manufacturing plants of various kinds.

     MARKETING AND DISTRIBUTION

     Equipment and related parts and services are marketed by Giuffre Cranes through a multi-faceted approach which is conducted both nationally and regionally. Cranes are marketed to approximately 50 independently owned Equipment dealers. Each dealer who markets Giuffre Cranes' products does so on a non-exclusive basis. Dealers may also provide service support for Equipment and become involved with its sale. Contact is maintained with dealers via periodic telephone and facsimile fleet availability reports, and through personal visits. The dealers are typically independent firms, and not under contract with Giuffre Cranes.

     Giuffre Cranes conducts direct mail and telemarketing programs to market to the customers for rental and lease services, and has employ targeted updates and promotions. Giuffre Cranes is obligated to provide marketing and other services to the Company, including in respect of marketing to dealers to which Giuffre Cranes also markets its products and services. See "Management - Management Agreement."

     COMPETITION


     Many of Giuffre Cranes' competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered. Additional major Equipment vendors and leasing companies may enter the market in which Giuffre Cranes competes. There can be no assurance that future competition will not have a material adverse effect on Giuffre Cranes' business, financial condition and results of operations. Competitive pressures and other factors, such as the availability of new products and services from Giuffre Cranes or its competitors, or the entry into new geographic markets, may result in significant price erosion that could have a material adverse effect on the business, financial condition and results of operations of Giuffre Cranes. The competitive factors affecting the market for the Company's products and services include corporate and product reputation, rental/lease terms and conditions (significantly including cost), marketing and promotion, timely performance with respect to delivery and service and customer relations. Giuffre Cranes' present or future competitors may be able to market products and services comparable or superior to those offered by it or adapt more quickly than Giuffre Cranes to increased demand or evolving customer requirements. See "Risk Factors."

     Giuffre Cranes' principal competitors are other distributors of Terex mobile cranes and of other makes and models of crane equipment manufactured by others which can perform comparable services. These include such firms as American State Equipment, with headquarters in Milwaukee; Hertz Equipment Rentals, a division of Hertz automobile rental, with headquarters in Florida; and Manitowoc Engineering, which is both a manufacturer and distributor of truck-mounted cranes. Management believes that it currently enjoys a substantially greater market share for truck-mounted cranes and other directly comparable equipment, than any of its competitors.

     EMPLOYEES AND FACILITIES


     As of February 28, 1998, Giuffre Cranes employed approximately 30 persons, all of whom were full-time. None of Giuffre Cranes' employees are represented by a union or covered by a collective bargaining agreement. Giuffre Cranes believes that its relationships with its employees to be excellent.

     Giuffre Cranes owns the 22,000 square foot building which houses its corporate headquarters and service department. The Company will utilize so much of such facility as it may from time to time require under the terms of the Management Agreement. See "Management - Management Agreement".

REXWORKS

     INTRODUCTION

     Rexworks is a Delaware corporation which designs, manufacturers and sells truck-mounted concrete mixers, Truck mixers are concrete mixers mounted on chassis of various manufacturers. Rexworks' products are used to build and repair roads, bridges, airports, sewers, pipelines and other infrastructure. Rexworks was acquired by Frank P. Giuffre and Dominic J. Giuffre in 1997. Rexworks operates in the highly competitive heavy equipment industry in which cost containment, product quality, and customer service are important factors of long term success. See "Business - Rexworks - Competition."

     PRODUCTS

     REX" truck mixers are rotating-drum assemblies which are mounted on trucks supplied by others. They are used to mix concrete and agitate it after it is mixed, while conveying it to the pour-site. Rexworks manufactures rear discharge truck mixers to meet varying highway weight laws and modes of operation in the ready-mix concrete industry. The two main types of truck mixers offered are the REX Premier, in 8 to 12 cubic yard sizes, and the REX Premier Booster in 10 to 12 cubic yard sizes. The Premier Booster includes a "trailing" axle at the rear of the truck to distribute the weight over a longer wheelbase. Rexworks also sells the REX Mark III paving mixer line for applications that demand particularly fast charging and discharge cycles. The market for truck mounted concrete mixers consists principally of ready mix concrete producers and paving contractors. Based on Rexworks's internal market research, Rexworks believes it is the second largest domestic manufacturer of truck-mounted rear discharge mixers by dollar volume of sales.

     During 1996, Rexworks formed a joint venture with Crane Carrier Company to design, manufacture, and sell front discharge cement mixers. The first units were offered for sale in early 1997.

     Rexworks purchases a number of components, including axles, bearings and transmissions, from outside suppliers. Although identical components are not always available from competing suppliers, Rexworks believes that comparable components are available from alternative suppliers, and as a result Rexworks is not dependent upon any single supplier for any of its purchased components.

     MARKETING AND DISTRIBUTION

     Rexworks' products are sold principally through a network of domestic and foreign distributors. Distributors generally represent several different manufacturers of equipment, with minimal competition among product lines. Rexworks sells its products to distributors, who in turn rent or sell the equipment to end users. Rexworks supports its distributors by maintaining regional sales offices in California, Colorado, Georgia, Michigan and Texas as well as its corporate headquarters and manufacturing facility in Milwaukee, Wisconsin.

     Rexworks believes good relationships with its distributors are important to its success. Several distributors have been selling REX products for more than 60 years.

     PATENTS AND TRADEMARKS

     Rexworks holds numerous United States patents and has applications for other patents pending. Rexworks considers its patents to be advantageous to its business but it is not dependent on any single patent or group of patents. All of Rexworks's equipment is sold under the trademark REX" or REXWORKS."

     COMPETITION


     The markets for Rexworks's products are highly competitive. In general, Rexworks competes on the basis of quality, technological expertise, performance features, product life, availability of parts and service, and responsiveness to customer's special needs, rather than competing solely on the basis of low price. Accordingly, Rexworks's products are not the lowest priced equipment available; instead, they maintain a reputation for high quality, durability and performance.

     EMPLOYEES AND FACILITIES

     As of February 28, 1998, Rexworks had 157 employees, all of whom were full-time and employed or based at its Milwaukee facility. Employees at the Milwaukee facility are represented by the United Steelworkers of America. Management believes labor relations are good.

     Rexworks' manufacturing facility, located in Milwaukee, Wisconsin (383,000 square feet), is owned by Rex Properties, LLC, a company owned by Frank P. Giuffre and Dominic J. Giuffre. See "Principal Stockholders." In general, the buildings are well maintained and well adapted for the purposes for which they are utilized. Rexworks manufactures all of its products and performs subcontract work at this facility.



                   CERTAIN LEGAL ASPECTS OF COMPANY OPERATIONS


SECURITY INTEREST IN EQUIPMENT

     An essential component of the Company's leasing program is the grant of a first security interest in Equipment acquired and leased by the Company, and/or Leases acquired by the Company, to certain lenders who provide financing in connection with the acquisition of such Equipment and Leases ("Senior Debt"). The Company will attempt to secure Senior Debt which is "nonrecourse" to the Company or its Affiliates (ie., not secured by assets owned by the Company other than the Equipment purchased with the proceeds of the loan which comprises such Senior Debt). The security interest of Company in the Equipment subject to a Lease is subordinate and junior in right only to the lien of holders of Senior Debt; Management anticipates that outstanding Senior Debt will not exceed 70% of the original acquisition value of such property. Under no circumstances will holders of the Company's Common Stock have any primary or secondary liability for Senior Debt. See "Description of Securities."

     Under the laws of most states, liens for repairs performed on the Equipment and liens for unpaid taxes take priority over even a perfected security interest in such goods. The Company (with the assistance of local legal counsel to the extent it deems necessary) will use its best efforts to ensure that each security interest in the Equipment is perfected as required by law (and holders of Senior Debt) and prior to all other present liens upon and security interests in such Equipment. However, liens for repairs or taxes could arise at any time during the term of a Lease. No notice will be given to the Company in the event such a lien arises.

REPOSSESSION

     In the event of default by Equipment Lessees, the Company, as Lessor, has certain remedies defined in the Lease, which generally include all the remedies of a secured party under the Uniform Commercial Code ("UCC"), except where specifically limited by other state laws. Among the available remedies, the secured party has the right to perform self-help repossession unless such act would constitute a breach of the peace. Self-help is the method that the Company would anticipate utilizing in most cases, simply by retaking possession of the leased Equipment. In the event of default by the Lessee, some jurisdictions require that the Lessee be notified of the default and be given a time period within which the Lessee may cure the default prior to repossession. Generally, the right of reinstatement may be exercised on a limited number of occasions in any one-year period. In cases where the Lessee objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained by the Lessor, and the Equipment must be repossessed in accordance with that order.

NOTICE OF SALE; REDEMPTION RIGHTS

     The UCC and other state laws require the Company, as the secured party to provide the Lessee with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the Equipment may be held. The Lessee has the right to redeem the Equipment prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of delinquent installments or the unpaid balance.

DEFICIENCY JUDGMENTS AND EXCESS PROCEEDS

     The proceeds of resale of the Equipment generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not fully cover the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the Lessee for the shortfall and a defaulting Lessee can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

     Occasionally, after resale of the Equipment and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the UCC requires the lender to remit the surplus to any holder of a lien with respect to the Equipment or if no such lienholder exists or there are remaining funds, the UCC requires the lender to remit the surplus to the former owner of the Equipment. Courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances. These equitable principles may have the effect of relieving a Lessee from some or all of the legal consequences of a default. In several cases, consumers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the UCC and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to consumers.

LICENSING AND OTHER LEGAL REQUIREMENTS

     The Company believes that it currently holds all licenses necessary to conduct its operations in any domestic or foreign jurisdiction and that it is otherwise in compliance with all applicable statutes and regulations which govern the conduct of its business as described herein.

OTHER

     In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including Federal bankruptcy laws and related state laws, may interfere with or affect the ability of a lessor to realize upon Equipment or enforce a deficiency judgment. For example, in a Chapter 11, 12, or 13 proceeding under the Federal bankruptcy law, a court may prevent a lender from repossessing equipment, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the equipment at the time of bankruptcy (as determined by the court), leaving the part providing financing as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

                                   MANAGEMENT


DIRECTORS AND OFFICERS

     The current directors and executive officers of the Company are as follows:



Name                               Age                        Position(s)
----                               ---                        -----------
Frank P. Giuffre                    53                        Chairman of the Board, Vice President, Treasurer
                                                                   and Director
Scott A. Blair                      35                        Chief Executive Officer and President
Dominic J. Giuffre                  49                        Vice President, Secretary and Director
Jeffrey M. Brewster                 39                        Director
Thomas H. Murphy                    63                        Director



     Frank P. Giuffre has been a director (Chairman of the Board) and Treasurer of the Company since its inception in August, 1995, and a Vice President since July, 1998. From the inception of the Company until July, 1998, Mr. Giuffre also served as President (Chief Executive Officer). He has been President, a director and a principal shareholder of Giuffre Bros. Cranes, Inc. from its formation in 1982 to the present.

      Scott A. Blair has been Chief Executive Officer and President of the Company since July, 1998. From the inception of the Company in August, 1995 until July, 1998, he was Executive Vice President. From 1993 to the present, he has served as National Accounts Manager of Giuffre Bros. Cranes, Inc.


     Dominic J. Giuffre has been a director, Vice president and Secretary of the Company since its inception in August, 1995. He has been Vice President, a director and a principal shareholder of Giuffre Bros. Cranes, Inc. from its formation in 1982 to the present.


      Jeffrey M. Brewster has been a director of the Company since October, 1997. Mr. Brewster is also a registered securities representative with Abacus Investments, Inc., a member firm of the NASD; he has acted in such capacity since 1994. From 1997, to the present, Mr. Brewster has been an officer of Lake Geneva Financial Services Corp., an insurance brokerage firm. From 1990 to 1997, Mr. Brewster was a partner of A.N. Ansay & Associates, an independent insurance agency.

      Thomas H. Murphy has been a director of the Company since October, 1997. Since 1978, he has been an independent investment advisor. Mr. Murphy is a registered securities representative with Liberty Investment Counsel, Ltd., a member firm of the NASD; he has acted in such capacity since 1986.


      Frank P. Giuffre and Dominic J. Giuffre are brothers.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors of the Company and serve at the discretion of the Board.

      See "Principal Stockholders."

EXECUTIVE COMPENSATION


      SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid by the Company to the Chief Executive Officer ("Named Executive Officer") of the Company for services rendered to the Company in all capacities during the fiscal years ended February 28, 1998 and 1997. No executive officer or key employee of the Company at February 28, 1998 received compensation in excess of $100,000 for fiscal 1998, including compensation as described in Note (1), below.




                                                                  Annual Compensation (1)
                                                              -------------------------------         All Other
                Name and Principal Position                   Year      Salary($)    Bonus($)      Compensation($)
-----------------------------------------------------------   -----     ---------    --------      ---------------

Frank P. Giuffre (2).......................................   1998          _            _               _
     President (Chief Executive Officer)                      1997          _            _               _



(1) Indicates the approximate amount of compensation paid by Giuffre Cranes for services rendered to the Company for the fiscal year indicated. For fiscal 1997 and 1998, all such services were rendered by employees of Giuffre Cranes other than Frank P. Giuffre; no such employee received compensation in excess of $100,000 for services attributable to the Company. See Management - Management Agreement.
(2) As of July 1, 1998, Scott A. Blair succeeded Frank P. Giuffre as Chief Executive Officer and President of the Company. See "Management - Directors and Officers."

     OPTION GRANTS IN THE LAST FISCAL YEAR. No options were granted to the Named Executive Officer, or to any other person, for the fiscal year ended February 28, 1998.

     OPTION EXERCISES IN LAST FISCAL YEAR (1998) AND AGGREGATE OPTION VALUES AT FEBRUARY 28, 1998. The following table sets forth information concerning the exercise of options by the Named Executive Officer during fiscal 1998, and the values at February 28, 1998 of unexercised options held by such Named Executive Officer.





                                                  Number of Securities Underlying        Value of Unexercised
                                                      Unexercised Options at            In-the-Money Options at
                                                         February 28, 1998                 February 28, 1998
                                Shares Acquired   -------------------------------    ----------------------------
              Name                on Exercise      Exercisable     Unexercisable     Exercisable    Unexercisable
------------------------------- ---------------   ------------     --------------    -----------    -------------
Frank P. Giuffre...............        _               _                 _              _                 _


DIRECTORS' COMPENSATION

     Directors of the Company are not compensated for acting as directors, nor are they reimbursed for expenses related to serving in such capacity.

EMPLOYMENT AGREEMENTS


     Scott A. Blair has entered into an agreement with the Company, for an initial term of five years, providing that he will be appointed and serve as Chief Executive Officer and President of the Company, that he will manage the business of the Company in accordance with plans approved by the Company's Board of Directors and that he will have primary responsibility for the negotiation and structuring of financing arrangements with customers of the Company. The Agreement provides that the Company will pay to Mr. Blair compensation equal to 20% of its net profits (before deduction of any amounts paid as compensation to other officers or directors of the Company); such amount is payable quarterly, commencing as of July 1, 1998. The Agreement further provides that the Company will grant to Mr. Blair options to purchase shares of Common Stock, at the rate of 10,000 shares for each full $500,000 of Leases originated or acquired by the Company, up to $2,000,000; such options expire five years from issuance and are exercisable at $1.00 per share for the first increment of 10,000 options, $4.00 per share for the second 10,000 options, $5.00 per share for the third 10,000 options and $5.00 per share for the fourth increment of 10,000 options. Options granted in excess of the foregoing, if any, will be in amounts and with exercise prices and other terms determined by the Board of Directors of the Company in its sole discretion. Mr. Blair is entitled to receive, at no cost, employee benefits which are the same as, or substantially equivalent to, those provided to the other officers of the Company or the officers of Giuffre Cranes. The Agreement further provides that the Company will reimburse Mr. Blair for all reasonable _out-of-pocket" business expenses incurred in connection with the performance of the duties assigned to him by the Company.

     The Agreement provides that, for one year after the termination thereof, Mr. Blair will not, within the contiguous United States, either directly or indirectly, own, have a proprietary interest of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm which is in the primary business of providing financing (lease or other) in connection with equipment of the types generally financed/leased by the Company. Mr. Blair also agrees to maintain the confidentiality of trade secrets and other information concerning the Company.


MANAGEMENT AGREEMENT


     Pursuant to the Management Agreement, Giuffre Cranes will for a fee ("Management Fee") perform all normal business functions, and otherwise operate and manage the day-to-day business and affairs of the Company, under the general supervision of the Company's directors and officers. The Management Fee is $12,000 per annum, payable quarterly in advance. Giuffre Cranes will generally perform the functions of a third party originator and administrator/servicer of Leases, including without limitation marketing, originating and acquiring Leases, collecting and posting payments, responding to inquiries from Lessees, investigating delinquencies, reporting tax information to Lessees, arranging the disposition of defaults and policing the leased Equipment.

     In addition to the Management Fee, Giuffre Cranes is entitled to reimbursement from the Company for (i) the Company's costs of operations (e.g., documentation, securities filings and other direct costs of selecting, negotiating, monitoring, and liquidating Equipment and/or Leases (including consultants, attorneys, accountants, appraisers, due diligence expenses, travel, and investment banking fees and commissions or preparation of status reports));
(ii) Company accounting (e.g., maintenance of Company books and records, bookkeeping fees, preparation of regulatory and tax reports, and costs of computer equipment or services used by the Company); (iii) investor communications (e.g., design, production, and mailing of all reports and communications to investors in the Company, including those required by regulatory agencies); (iv) legal and tax services; and (v) any other related operational or administrative expenses necessary for the operation of the Company and its business.

     The Management Fee will compensate Giuffre Cranes (and Giuffre Cranes will not be otherwise reimbursed by the Company) for customary and routine general overhead expenses incurred in performing its obligations to the Company, including without limitation (i) rent or depreciation, utilities, property taxes, and the cost of capital equipment, unless acquired primarily for the benefit of the Company; (ii) expenses of a general and administrative nature that are customarily incurred by Giuffre Cranes for its own account and are not attributable to the Company; and (iii) salaries and fringe benefits paid by Giuffre Cranes to any of its directors, officers or other employees (see "Management - Executive Compensation"), and holders of 5% or more of its common stock.


LIMITATION OF LIABILITY AND INDEMNIFICATION


     The Company's Bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief. The Company's Bylaws provide that the Company shall indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from certain specified misconduct), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. As of the date of this Prospectus, there is no pending litigation or proceeding in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification. See "Indemnification for Securities Act Liabilities."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     During fiscal 1997, Frank P. Giuffre and Dominic J. Giuffre, both of whom are directors and officers of the Company, each contributed an additional $125,000 in cash to the capital of the Company. At the time of such contribution, Frank P. Giuffre and Dominic J. Giuffre beneficially owned all of the outstanding shares of Common Stock of the Company. See "Capitalization," "Management" and "Principal Stockholders."

     During fiscal 1997, the Company purchased cranes from Giuffre Cranes and its subsidiary, Giuffre West, Inc., for $675,586, effected crane sales totaling $506,203 through Giuffre Cranes and earned rental income of $213,803 on short term rentals also arranged by Giuffre Cranes. During fiscal 1998, all crane sales and rental activities were discontinued by the Company upon sale of its remaining crane inventory back to Giuffre Cranes on March 1, 1997, as described in the following paragraph.

     During fiscal 1998, the Company sold all of its remaining crane equipment back to Giuffre Cranes for $773,000, the net book value of such equipment. Accordingly, no gain or loss was realized on this transaction for book purposes. Since the Company decided to discontinue direct sales and rentals of crane equipment, and the revenue from the sale thereof completely offset its cost, this transaction is not reflected in the revenue or expenses of the Company for the fiscal year ended February 28, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     During fiscal 1998, the Company leased an automobile to Giuffre Cranes. The lease is for an initial term of 60 months and has an implicit interest rate of 13% per annum. The Company recognized $4,346 in income on this lease during fiscal 1998. The Company's net investment in the lease was $39,751 at May 31, 1998.

     During fiscal 1998 and the first quarter of fiscal 1999, GIuffre Cranes incurred administrative costs of $3,000 per quarter, or $12,000 annually, on behalf of the Company under the Management Agreement. However, Giuffre Cranes did not request or receive payment for these services for fiscal 1998 or for the first quarter of fiscal 1999. Accordingly the Company reflected these costs as charges to operations of $12,000 and $3,000 for its fiscal year ended February 28, 1998 and its fiscal quarter ended May 31, 1998, respectively, and as contributions to paid-in capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management - Management Agreement" and Note 4 to the Financial Statements of the Company appearing elsewhere in this Prospectus.

     During fiscal 1998 and the first quarter of fiscal 1999, the Company recognized commission income of $93,170 and $40,644, respectively, for arranging financing with third-party finance companies on cranes sold by Giuffre Cranes. The Company incurred commission expense in connection with such transactions of $52,054 and $16,425 for fiscal 1998 and the first quarter of fiscal 1999, respectively. See "Business Brokerage Services" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     During fiscal 1998, pursuant to the unanimous authorization of the holders of all then outstanding shares of Common Stock, effective as of June 22, 1998, the Company (i) amended its Articles of Incorporation to increase the number of authorized shares of Common Stock to 20,000,000 and change the par value of such Common Stock from $0.01 to $0.0001 per share and (ii) split its outstanding Common Stock at the rate of 400 shares for every one share outstanding. As of the June 22, 1998 effective date of the amendment of the Company's Articles of Incorporation and split of its outstanding Common Stock, all of such outstanding Common Stock was beneficially owned by Frank P. Giuffre and Dominic J. Giuffre, both of whom are directors and officers of the Company. See "Management," "Principal Stockholders" and "Description of Securities."

     The aggregate purchase price of Equipment acquired by the Company from Giuffre Cranes (and leased in 36 transactions) was $491,115 and $1,541,861 for fiscal 1997 and 1998, respectively, and $487,290 for the quarter ended May 31, 1998. No Equipment was purchased by the Company from Rexworks or any other Affiliate during the foregoing periods.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth as of July 15, 1998, and as adjusted to reflect the sale of the 400,000 shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Company's sole Named Executive Officer and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below have sole voting and dispositive power with respect to such shares, except as otherwise indicated.



                                                         Shares beneficially                Shares beneficially
                                                     owned prior to offering(1)           owned after offering(1)
                                                     --------------------------           -----------------------
      Stockholder                                        Number       Percent               Number       Percent
--------------------------                           -------------   ----------           -----------   ---------
Frank P. Giuffre......................................   200,000       50.0%                200,000       25.0%
6635 S. 13th St.
Milwaukee, WI 53221
Scott A. Blair .......................................      "            "                     "            "
6635 S. 13th St.
Milwaukee, WI 53221
Dominic J. Giuffre ...................................   200,000       50.0%                200,000       25.0%
6635 S. 13th St.
Milwaukee, WI 53221
Jeffrey M. Brewster...................................      "            "                     "            "
910 N. Elm Grove Rd.
Elm Grove, WI 53122
Thomas H. Murphy......................................      "            "                     "            "
910 N. Elm Grove Rd.
Elm Grove, WI 53122
All executive officers and directors
   as a group (5 persons).............................   400,000      100.0%                400,000       50.0%


--------------


(1) Number of shares indicated has been adjusted to reflect a 400 for 1 split of outstanding Common Stock of the Company, effective as of June 22, 1998. See "Certain Relationships and Related Transactions."


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Bylaws of the Company and certain provisions of the Wisconsin Business Corporations Law provide that the Company shall indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from certain specified misconduct), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act"), may be permitted pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See "Description of Securities."

                            DESCRIPTION OF SECURITIES


     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.0001 per share. As of the date of this Prospectus, there were 400,000 shares of Common Stock outstanding, beneficially owned by two persons.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share of Common Stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporations Law ("Wisconsin Corporations Act"). The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of Directors can elect all of the members of the Board of Directors.

     The Common Stock has no preemptive rights and no redemption or conversion privileges.

     The holders of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Under the Wisconsin Corporations Act, a majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of shareholders; however, certain actions require enhanced approval by either a supermajority of two-thirds of all outstanding shares entitled to vote and certain actions require a majority of all outstanding shares entitled to vote. See "Description of Securities - Certain Statutory and Other Provisions." All of the outstanding shares of the Common Stock are, and the shares to be sold by the Company as part of the offering when legally issued and paid for will be, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Corporations Act for unpaid employee wages.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the Wisconsin Corporations Act provides that officers and directors of domestic corporations may be personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or Management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders.

INDEMNIFICATION

     Under the Wisconsin Corporations Act, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (i) a wilful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(iii) a transaction from which the director or officer derived an improper personal profit; or (iv) wilful misconduct. The Wisconsin Corporations Act allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation.

     The Company's By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

CERTAIN STATUTORY AND OTHER PROVISIONS

     The provisions of the Company's By-Laws and the Wisconsin Corporations Act described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company's Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as a publicly-traded company, to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Management of the Company without the concurrence of the Board of Directors.

     Number of Directors; Removal; Vacancies. The By-Laws currently provide that the number of Directors shall be five. The authorized number of Directors may be changed by amendment of the By-Laws. The ByLaws also provide that the Company's Board of Directors shall have the exclusive right to fill vacancies on the Board of Directors, including vacancies created by expansion of the Board or removal of a Director, and that any Director elected to fill a vacancy shall serve until the next annual meeting of shareholders. The By-Laws further provide that Directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of Directors. This provision, in conjunction with the provisions of the By-Laws authorizing the Board to fill vacant Directorships, could prevent shareholders from removing incumbent Directors and filling the resulting vacancies with their own nominees.

     Amendments to the Articles of Incorporation. The Wisconsin Corporations Act provides authority to the Company to amend its Articles of Incorporation at any time to add or change a provision that is required or permitted to be included in the Articles or to delete a provision that is not required to be included in such Articles. The Company's Board of Directors may propose one or more amendments to the Company's Articles of Incorporation for submission to shareholders and may condition its submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     Constituency or Stakeholder Provision. Under Section 180.0827 of the Wisconsin Corporations Act ("Stakeholder Law"), in discharging his or her duties to the Company and in determining what he or she believes to be in the best interests of the Company, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the Company operates and any other factors that the director or officer considers pertinent.

     Wisconsin Antitakeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Corporations Act ("Business Combination Law") regulate the broad range of "business combinations" between a "resident domestic corporation" (such as the Company) and an "interested stockholder." The Business Combination Law defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Section 180.1141 of the Business Combination Law prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the Business Combination Law's prohibition on business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the Wisconsin Corporations Act provides in Sections 180.1130 to 180.1133, that business combinations involving a "significant shareholder" (as defined below) and a "resident domestic corporation" (such as the Company) are subject to a two-thirds supermajority vote of shareholders ("Fair Price Provision"), in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. It is anticipated that after completion of the offering, the Company will be an "issuing public corporation."

     Under the Wisconsin Corporations Act, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder of within two years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the Wisconsin Corporations Act ("Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

     The restrictions described in clause (i) of the preceding paragraph may have the effect of deterring a shareholder from acquiring shares of the Common Stock with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

     Section 180.1150 of the Wisconsin Corporations Act provides that the voting power of shares of public Wisconsin corporations such as the Company held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

     Antitakeover Consequences. Certain provision of the Company's Articles of Incorporation and By-Laws may have significant antitakeover affects, including the inability of the shareholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

     The explicit grant in the Stakeholder Law of discretion to directors to consider non-shareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of stakeholders of the Company, including employees, suppliers, customers and communities in which the Company does business, conflict with the short-term maximization of shareholder value.

     The Fair Price Provision may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Defensive Action Restrictions may have the effect of deterring a shareholder from acquiring the Common Stock with the goal of seeking to have the Company repurchase the Common Stock at a premium. The Wisconsin Corporations Act statutory provisions and the Company's By-Law provisions referenced above are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's Board of Directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in the Company and then use the threat of a proxy contest as a means to pressure the Company to repurchase shares of Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of the Common Stock, they could increase the likelihood that incumbent Directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of the Company, even though such attempt might be beneficial to the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

     The Company is the Transfer Agent and Registrar for the Common Stock.



                      COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Prior to the offering there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors - Common Stock Eligible for Future Sale."


     Upon completion of the offering, the Company expects to have 800,000 shares of Common Stock outstanding. Of the shares outstanding after the offering, the 400,000 shares of Common Stock sold in the offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the volume limitations and other restrictions set forth in Rule 144, described below. An aggregate of 400,000 shares of Common Stock held by the existing stockholders of the Company upon completion of the offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemption provided by Rule 144 under the Securities Act.



     In general, under Rule 144 as currently in effect, beginning ninety days after the date of this Prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from the Company or the date they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 8,000 shares immediately after the offering) or the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Under Rule 144, the holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or the date they were acquired from an affiliate, as applicable, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. Beginning 90 days after the date of this Prospectus, approximately 400,000 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described above.


     Notwithstanding the foregoing, the Company's executive officers, directors and existing stockholders who own in aggregate approximately 400,000 shares of Common Stock have agreed that, without the prior consent of the Managing Placement Agent, they will not (i) directly or indirectly, sell, offer to sell, grant a option for the sale of or otherwise dispose of any shares of Common Stock or securities or rights convertible into or exercisable or exchangeable for Common Stock (except through gifts to persons who agree in writing to bound by such restrictions) or (ii) make any demand for or exercise any right with respect to the registration any Common Stock or other such securities, for a period of 120 days after the date of this Prospectus.

                                  UNDERWRITING


     The Company has entered into an agreement with J.E. Liss & Company, Inc. d/b/a Liss Financial Services ("Managing Placement Agent"), providing for the offering of the Common Stock ("Managing Placement Agent Agreement"). The principal offices of the Managing Placement Agent are located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 225-3555.

     The Managing Placement Agent is not obligated to purchase any of the securities offered hereby, but has agreed to use its best efforts, as agent for the Company, to sell up to 400,000 shares of Common Stock. There is no minimum aggregate amount required to be sold in the offering; all funds will become immediately available to the Company for the purposes described herein under "Use of Proceeds." The Company reserves the right to refuse to sell Common Stock to any person and, in its discretion, may terminate the offering at any time.


     All funds tendered for the Common Stock will be held in escrow by Grafton State Bank, Grafton, Wisconsin ("Escrow Agent"), pursuant to an agreement among the Company, the Managing Placement Agent and Escrow Agent ("Escrow Agreement"). Pending disbursement under the terms of the Escrow Agreement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.

     The Company will determine, in its sole discretion, to accept or reject purchase offers within five days following receipt thereof. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the Escrow Agent, without interest or deduction, pursuant to the terms of the Escrow Agreement. The minimum purchase per investor is 100 shares of Common Stock; however, the Company may, in its sole discretion, sell fewer shares to any investor. No purchase offer is subject to withdrawal, revocation or termination by the purchaser.

     The Company proposes to offer the Common Stock to the public at the public offering price set forth on cover page of this Prospectus, and will pay to the Managing Placement Agent commissions in an amount equal to 8% of the aggregate purchase price of the Common Stock sold. The Managing Placement Agent may reallow all or any part of such commissions to any broker-dealer member of the NASD who is designated by it to participate in the distribution of the offering ("Selected Placement Agent"), up to an amount equal to 8% of the aggregate purchase price of the Common Stock sold in the offering by such Selected Placement Agent.

     The Company has agreed to pay to the Managing Placement Agent a non-accountable expense allowance equal to 2% of the aggregate purchase price of the Common Stock sold in the offering. The Managing Placement Agent may reallow all or any part of such expense allowance to any Selected Placement Agent, up to an amount equal to 2% of the aggregate purchase price of the Common Stock sold in the offering by such Selected Placement Agent.

     To purchase Common Stock, a prospective investor must complete and sign a Subscription Agreement (in the form attached to this Prospectus as Exhibit A) and such other documents as may be required by the Company, and deliver such documents, together with payment in an amount equal to the full purchase price the shares of Common Stock being purchased ("Subscription Payment"). Checks must be made payable to "Grafton State Bank, Escrow Agent." Each Subscription Payment will be transmitted to the Escrow Agent, by 12:00 noon, on the business day next following receipt thereof by a Selected Placement Agent.

     The Managing Placement Agent has informed the Company that the Selected Placement Agents (including the Managing Placement Agent) will not confirm sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority. The Company and its directors, officers, 10% stockholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of the Managing Placement Agent.


     In connection with this offering, the Company has agreed to sell to the Managing Placement Agent or its designees (such designees to consist solely of any Selected Placement Agent and the bona fide officers or partners thereof), at a purchase price of $.01 each, warrants ("Underwriter's Warrants") to purchase from the Company shares of Common Stock in amount equal to 10% of the number of shares of Common Stock sold in the offering. The Underwriter's Warrants are exercisable for a period of four years commencing one year after the date of this Prospectus at an exercise price ("Exercise Price") of 120% of the price per share set forth on the cover page of this Prospectus. The Underwriter's Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the initial effective date of the registration statement of which this Prospectus is a part, except to officers or partners of the Selected Placement Agents (including the Managing Placement Agent). The Underwriter's Warrants contain anti-dilution provisions for adjustment of the Exercise Price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of Common Stock for consideration less than the Exercise Price. The holders of Underwriter's Warrants have no voting, dividend or other rights as stockholders of the Company with respect to shares underlying the Underwriter's Warrants, unless and until the Underwriter's Warrants have been exercised.

     A new registration statement or post-effective amendment to the registration statement of which this Prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of Common Stock issuable upon exercise of the Underwriter's Warrants ("Warrant Shares"). The Company has agreed, on one occasion when requested, to make necessary filings, at its expense, to permit a public offering of the Warrant Shares during the period beginning one year after the date hereof and ending four years thereafter, and to use its best efforts to cause such filing to become effective and remain effective for a period of at least one year. In addition, the Company has agreed, during the period commencing at the beginning of the second year and concluding at the end of the fifth year after the initial effective date of the registration statement of which this Prospectus is a part, to give advance notice to holders of the Underwriter's Warrants and Warrant Shares, of its intention to file a registration statement, and in such case, holders of the Underwriter's Warrants and any Warrant Shares shall have the right to require the Company to include the Warrant Shares in such registration statement at the Company's expense and to have maintained the effectiveness of such registration statement for a period of at least one year.


     During the period during which the Underwriter's Warrants are exercisable, the Managing Placement Agent and any transferee will have the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. In addition, the terms on which the Company will be able to obtain additional capital during the exercise period may be adversely affected in that the Representative is likely to exercise the Underwriter's Warrants at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the Underwriter's Warrants.

     For the three-year period commencing on the date hereof, the Company has granted the Managing Placement Agent the right of first refusal to act as lead manager, placement agent or investment banker with respect to any proposed underwritten public distribution or private placement of the Company's securities or any merger, acquisition or disposition of assets of the Company, if the Company uses a lead manager, placement agent or investment banker or person performing such function for a fee.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof. See "Indemnification for Securities Act Liabilities."


     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiations between the Company and the Managing Placement Agent and is not necessarily related to the Company's asset value, net worth, results of operations or other established criteria of value. Among the factors considered in determining the initial offering price include the history of and the prospects for the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the financial condition of the Company, the previous experience of Management, the market price of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of the offering.


                                  LEGAL MATTERS


     The Company is not a party to any pending material legal proceedings, nor is any such action currently contemplated by the Company, except as incidental to the ordinary conduct of its business. The Company possesses no information indicating that any material claims are contemplated against it.


     Certain legal matters, including the validity of the Common Stock offered hereby, will be passed upon for the Company by Gordon F. Barrington, Esq., Milwaukee, Wisconsin. Certain legal matters will be passed upon for the Company and the Managing Placement Agent by Kranitz & Philipp, Milwaukee, Wisconsin.


                                     EXPERTS


     The balance sheets of the Company at February 28, 1998 and 1997, and the related statements of operations and statements of cash flows for the years then ended, respectively, have been audited by Smrecek & Co., S.C., independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

     A Registration Statement, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. A copy of the Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees, or accessed electronically by means of the Commission's home page on the Internet World Wide Web at http://www.sec.gov.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon consummation of the offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission.


                          INDEX TO FINANCIAL STATEMENTS



                                                                                  Page
                                                                                  ----
Report of Independent Accountants................................................  F-1
Financial Statements:
Balance Sheets at February 28, 1998 and 1997, and at May 31, 1998 (unaudited)....  F-2
Statements of Operations for the years ended February 28, 1998 and 1997, and for the three months ended May 31, 1998 and 1997 (unaudited)..............  F-3
Statements of Cash Flows for the years ended February 28, 1998 and 1997, and for the three months ended May 31, 1998 and 1997 (unaudited)..............  F-4
Notes to Financial Statements....................................................  F-5

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
Heartland Wisconsin Corp.



We have audited the accompanying balance sheets of Heartland Wisconsin Corp. as of February 28, 1998 and 1997, and the related statements of operations, and statements of cash flows for the periods then ended, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Wisconsin Corp. as of February 28, 1998 and 1997, and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles.




SMRECEK & CO,. S.C.
Certified Public Accountants




Waukesha, Wisconsin
June 30, 1998

     HEARTLAND WISCONSIN CORP.
     Balance Sheets

                                                               May 31,    February 28,   February 28,
                                                                1998         1998           1997
                                                         ---------------------------------------------
                                                            (Unaudited)
Assets:
     Cash                                                  $    51,145   $    36,907   $     7,665
     Cash held in escrow                                         1,555        18,055         3,748
     Finance receivables (Notes 2 & 3)                       1,925,424     1,731,692       496,150
     Receivable from Giuffre Bros. Cranes, Inc. (Note 4)        79,029        58,315          --
     Receivable from Giuffre West, Inc. (Note 4)                  --            --         116,701

     Equipment  (Notes 3 and 4)                                   --            --         866,185
     Less accumulated depreciation                                --            --         (93,185)
                                                           -------------------------------------------
            Net equipment                                         --            --         773,000

     Deferred finance costs- net  (Note 1)                      64,501        50,303        31,236
                                                           -------------------------------------------
            Total assets                                   $ 2,121,654   $ 1,895,272   $ 1,428,500
                                                           ===========================================

Liabilities:
     Senior notes payable- bank  (Note 3)                  $   951,061   $   798,909   $      --
     Notes payable (Note 3)                                    767,452       767,452     1,027,000
     Payable to Giuffre Bros. Cranes, Inc. (Note 4)               --            --         161,007
     Accounts payable                                             --           3,600          --
     Customer deposits                                          19,000          --            --
     Accrued income taxes (Note 6)                              36,000        18,000          --
     Accrued liabilities                                         8,936         9,121         2,881
     Deferred processing fees                                    9,348          --            --
                                                           -------------------------------------------
            Total liabilities                                1,791,797     1,597,082     1,190,888

Shareholders' equity:
     Common stock, $ .0001 par value, 20,000,000 shares
       authorized, 400,000 shares issued and outstanding            40            40            40
     Paid-in-capital  (Notes 4 and 7)                          274,960       271,960       259,960
     Retained earnings (deficit)                                54,857        26,190       (22,388)
                                                           -------------------------------------------
            Total shareholders' equity                         329,857       298,190       237,612
                                                           -------------------------------------------
            Total liabilities and shareholders' equity     $ 2,121,654   $ 1,895,272   $ 1,428,500
                                                           ===========================================





   The accompanying notes are an integral part of the financial statements.

     HEARTLAND WISCONSIN CORP.
     Statements of Income and Retained Earnings (Deficit)


                                                                           Three Months Ended             Years Ended
                                                                       May 31,       May 31,       February 28,     February 28,
                                                                        1998          1997             1998             1997
                                                             --------------------------------------------------------------------
Revenues  (Note 4):                                                 (Unaudited)    (Unaudited)
     Interest income                                                 $ 69,506      $  17,783        $ 168,164        $  17,048
     Commission income from third party financings                     40,644              -           93,170                -
     Rental equipment sales                                                 -              -                -          506,203
     Rental income                                                          -              -                -          213,803
     Processing fees                                                      461          2,513           12,530                -
     Other income                                                       5,252             65            5,187                -
                                                             --------------------------------------------------------------------
          Total revenue                                               115,863         20,361          279,051          737,054

Expenses:
     Cost of equipment sold (Note 4)                                        -              -                -          407,553
     Interest expense                                                  39,248         21,065          109,040           94,582
     Amortization of finance costs (Note 1)                             8,707          4,483           27,924           86,872
     Depreciation                                                           -              -                -          139,922
     Commission expense (Note 4)                                       16,424              -           52,054                -
     Administrative expense reimbursement  (Note 4)                     3,000          3,000           12,000                -
     Legal and accounting                                                 578          2,900            6,721            4,025
     Escrow fees and bank charges                                          15          1,000            3,028            1,650
     Other                                                              1,224             20            1,706              231
                                                             --------------------------------------------------------------------
          Total expenses                                               69,196         32,468          212,473          734,835
                                                             --------------------------------------------------------------------
Income (loss) before taxes                                             46,667        (12,107)          66,578            2,219
Provision for income taxes                                             18,000                          18,000                -
                                                             --------------------------------------------------------------------
Net income (loss)                                                      28,667        (12,107)          48,578            2,219
Retained earnings (deficit), beginning of period                       26,190        (22,388)         (22,388)         (24,607)
                                                             --------------------------------------------------------------------

Retained earnings (deficit), end of period                           $ 54,857      $ (34,495)       $  26,190        $ (22,388)
                                                             ====================================================================

Basic earnings (loss) per common share                               $   0.07      $   (0.03)       $    0.12        $    0.01
                                                             ====================================================================

Weighted average common shares outstanding (Note 7)                   400,000        400,000          400,000          400,000
                                                             ====================================================================



    The accompanying notes are an integral part of the financial statements.
                                      F-3

 HEARTLAND WISCONSIN CORP.
 Statements of Cash Flows


                                                                           Three Months Ended                Years Ended
                                                                       May 31,       May 31,       February 28,     February 28,
                                                                        1998          1997             1998             1997
                                                             --------------------------------------------------------------------
                                                                    (Unaudited)    (Unaudited)
Cash flows from operating activities:
  Net income (loss)                                                  $  28,667     $ (12,107)       $  48,578        $  2,218
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
       Depreciation                                                        -            -                -            139,922
       Amortization of loan fee                                          8,706         4,484           27,924          86,872
       Amortization of deferred processing fees                           (461)         -                -               -
       Gain on sale of equipment                                           -            -                -            (98,650)
       (Increase) in accrued interest receivable                        (5,146)       (9,002)         (19,040)         (4,258)
       Increase in accounts payable                                     (3,600)         -                -               -
       Provision for income taxes                                       18,000          -              18,000            -
       Increase in customer deposits                                    19,000          -                -               -
       Increase in accrued liabilities                                   (184)         2,358            9,839             960
                                                             --------------------------------------------------------------------
          Net case provided by operating activities                    64,982        (14,267)          85,301         127,064

Cash flows from investing activities:
       Investments in notes and direct financing leases              (487,290)      (401,542)      (1,541,861)       (491,115)
       Payments received on notes and leases                          298,704         32,169          325,359          10,198
       Processing fees deferred                                         9,809           -                -               -
       Equipment purchased (Note 4)                                       -             -                -           (675,586)
       Net proceeds from equipment sold (Note 4)                          -          773,000          773,000         454,824
                                                             --------------------------------------------------------------------
          Net cash used in investing activities                      (178,777)       403,627         (443,502)       (701,679)

Cash flows from financing activities:
       Net bank borrowings- senior notes (Note 3)                     285,354        293,936          867,280            -
       Net borrowings from investors (Note 3)                             -          442,702          490,452         277,000
       Repayments of senior notes                                    (133,202)        (7,752)         (68,370)           -
       Repayments of investor notes                                       -         (750,000)        (750,000)           -
       Finance costs deferred                                         (22,905)       (44,043)         (46,990)        (36,162)
       (Increase) decrease in proceeds held in escrow                  16,500          2,248          (14,307)         (3,748)
       (Increase) decrease in related party balances (Note 4)         (20,714)      (256,701)         102,622)          83,142
       Proceeds from sale of common stock
         and contribution of additional paid-in-capital                 3,000          3,000           12,000          250,000
                                                             --------------------------------------------------------------------
           Net cash provided from financing activities                128,033       (316,610)         387,443          570,232
                                                             --------------------------------------------------------------------
Net increase (decrease) in cash                                        14,238         72,750           29,242           (4,384)
Cash balances at the beginning of period                               36,906          7,664            7,664           12,048
                                                             --------------------------------------------------------------------
Cash balances at the end of period                                   $ 51,144      $  80,415        $  36,906        $   7,664
                                                             ====================================================================

Supplemental disclosure of cash flow information:
Cash paid during the period for:
       Interest                                                      $ 22,321      $  10,686        $  88,373        $  93,693
       Income taxes                                                  $    -        $    -           $    -           $    -

The accompanying notes are an integral part of the financial statements.

                            HEARTLAND WISCONSIN CORP.
                          Notes to Financial Statements


Note 1 - Nature of Operations and Summary of Significant Accounting Policies

         Nature of  Operations

Heartland Wisconsin Corp. was incorporated in the State of Wisconsin in August, 1995. The Company's shareholders are also shareholders of Giuffre Bros. Cranes Inc., which manages the operations of the Company under the terms of a Management Agreement. Giuffre Bros. Cranes, Inc. and an affiliate, Giuffre West, Inc. are crane distributors, who sell, service and rent truck mounted crane units nationally.

Heartland Wisconsin Corp. provides financing primarily to customers of Giuffre Bros. Cranes, Inc. Financing is provided primarily through direct finance or sales type leases. During 1998, the Company began receiving commissions from other finance companies for arranging financing on cranes sold by Giuffre Bros. Cranes Inc. During 1997, the Company rented, leased, serviced and sold truck mounted crane units through services provided by Giuffre Bros. Cranes Inc. and Giuffre West, Inc. These activities were discontinued at the end of 1997 and the Company intends to focus primarily on financing activities in the future.

         Fiscal Year

The Company's fiscal year ends on the last day of February.

         Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Finance Receivables

Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid balances reduced by unearned interest and any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans.

Loan origination fees and certain direct origination costs are recognized as income and expense when the lease is written. Net origination fee income net of expenses will be capitalized and recognized as an adjustment of the yield of the related loan when such amounts become significant.

Allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

The Company calculates its provision for credit losses based on changes in the present value of expected future cash flows of its loans discounted at the loan's effective interest rate in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114.

                            HEARTLAND WISCONSIN CORP.


Note 1 - Nature of Operations and Summary of Significant Accounting Policies - (Continued)

         Equipment

Equipment purchases were capitalized at cost. Depreciation was computed for financial statement purposes on straight-line method over a five year period. For income tax purposes, the Company used MACRS over the same period. All of the equipment owned by the Company at March 1, 1997 was sold to Giuffre Bros. Cranes, Inc. at its net book value.

         Deferred Costs

The Company has capitalized certain legal and offering costs in connection with the sale of its debt instruments. These costs are amortized over the life of the related debt using the interest method. During 1997, the Company's notes payable due June 30, 1997 were repaid on March 20, 1997. Accordingly, all remaining deferred costs related to this debt were charged to 1997 operations.

         Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

         Cash and cash equivalents. The carrying value of cash approximates their fair value.

         Finance receivables. Fair values of commercial receivables are estimated using discounted cash flow analyses, using interest rates currently being offered for leases and /or loans with similar terms to lessees/ borrowers of similar credit quality. Fair values of impaired loans are estimated using discounted cash flow or underlying collateral values, where applicable.

         Senior debt and subordinated debt. The fair values of the Company's debt are estimated based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

         Accrued interest. The carrying value of accrued interest approximates their carrying values.

         Income Recognition

Interest income from finance receivables is recognized using the interest (actuarial) method. Accrual of interest income on finance receivables is suspended when a loan or a lease is contractually delinquent for 120 days or more. The accrual is resumed when the loan becomes contractually current and past-due interest income is recognized at that time. In addition, a detailed review of commercial loans will cause earlier suspension if collection is doubtful.

                            HEARTLAND WISCONSIN CORP.


Note 1 - Nature of Operations and Summary of Significant Accounting Policies - (Continued)

         Interim Financial Information

The financial information as of May 31,1998 and for the three months ended May 31, 1998 and 1997 reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of the Company's financial condition and results of operations.

 Note 2 - Finance Receivables

The Company's leases primarily consist of direct finance or sales type leases of truck mounted crane units sold by Giuffre Bros. Cranes, Inc. to contractors. Most of the leases are for lease terms ranging from 36 to 60 months. The leases generally provide the customer with an option to purchase the equipment for $1 at the end of the lease term. The Company has also provided loans secured by crane equipment. The leases also require that the customer pay all costs of maintenance, sales and property taxes where applicable, and any other costs of operating the crane equipment.

No payments due on the Company's loans or leases were over 120 days past due at February 28, 1998 and accordingly, no allowance for credit losses has been established.

Finance receivables consisted of the following at:


                                                                May 31,      February 28,       February 28,
                                                                  1998           1998              1997
                                                          ----------------------------------------------------

Total minimum lease payments to be received                $ 2,381,471       $ 2,079,360         $ 492,871
Less allowance for uncollectibles                                    -                 -                 -
                                                          ----------------------------------------------------
Net minimum lease payments receivable                        2,381,471         2,079,360           492,871
Estimated residual values of leased property                         -                 -                 -
Less: unearned income                                         (590,466)         (482,914)         (131,954)
                                                          ----------------------------------------------------
                                                             1,791,005         1,596,446           360,917
Loans, secured by crane equipment                              105,001           110,944           130,975
Accrued interest and sales taxes                                29,418            24,272             4,258
                                                          ----------------------------------------------------
                                                           $ 1,925,424       $ 1,731,662         $ 496,150
                                                          ====================================================

At February 28, 1998, minimum lease and loan principal payments for each of the five succeeding fiscal years are as follows

                           Minimum             Loan
                           lease            principal
                          payments           payments            Total
                 -------------------------------------------------------

            1999       $   724,474          $  26,829       $   751,303
            2000           402,157             27,952           430,110
            2001           355,585             31,473           387,058
            2002           349,698             24,720           374,418
            2003           223,354                  -           223,354
      Thereafter            24,092                  -            24,092
                 -------------------------------------------------------
                       $ 2,079,360          $ 110,974       $ 2,190,334
                 =======================================================

Note 3 - Notes Payable

The Company had notes payable as follows:

                                                                           May 31,     February 28,   February 28,
                                                                            1998          1998           1997
                                                                       -----------------------------------------------
            Senior notes payable -bank                                  (Unaudited)
              8.9% note, due in monthly installments
              of $3,730 through January 9, 1999 and $2,076
              from then until November 9, 2001                          $  70,331      $  117,474     $    -

              8.9% note, due in monthly installments
              of $886 with the unpaid balance due April 9,2003             41,730          43,798          -

              8.9% note, due in monthly installments
              of $934 through August 25, 2002                              39,403          41,311          -

              9.25% note, due in monthly installments
              of $1,014 through May 5, 2002                                40,446          42,531          -

              8.9% note, due in monthly installments
              of $1,153 through July 5, 2002                               48,843          51,193          -

              8.9% note, due in monthly installments
              of $1,269 through July 5, 2002                                    -          56,113          -

              8.9% note, due in monthly installments
              of $2,064 through November 5, 2002 and thereafter
              $1,056 with the unpaid balance due April 5, 2003             93,984          98,206          -

              8.9% note, due in monthly installments
              of $1,933 through July 10, 2003                              85,287          89,157          -

              8.9% note, due in monthly installments of $1,894
              with the unpaid balance due January 4,  1999                 61,984          66,240          -

              8.9% note, due in monthly installments
              of $918 through July 5, 2003                                 45,315          47,045          -

              8.9% note, due in monthly installments
              of $898 through March 2, 2003                                41,969          43,800          -

              8.9% note, due in monthly installments
              of $983  through February 5, 2003                            45,520          47,440          -

              8.9% note, due in monthly installments
              of $1,134  through February 25, 2003                         52,410          54,600          -

              8.24% note, due in monthly installments
              of $1,254 through April 15, 2002                             50,060               -          -

              8.35% note, due in monthly installments
              of $859 through April 15, 2003                               41,305               -

              8.59% note, due in monthly installments
              of $966 through November 15, 2003                            50,337               -          -

                            HEARTLAND WISCONSIN CORP.

                                                                       May 31,     February 28,   February 28,
                                                                         1998          1998           1997
                                                                   -----------------------------------------------
                                                                    (Unaudited)
              8.41% note, due in monthly installments
              of $957 through May 15, 2003                         $  46,437       $      -        $    -

              8.41% note, due in monthly installments
              of $1,076 through June 15, 2003                         52,140              -             -

              8.34% note, due in monthly installments
              of $897 through June 15, 2003                           43,560              -             -

                                                                   -----------------------------------------------
                                                                   $ 951,061       $   798,909     $    -
                                                                   ===============================================

             Subordinated debt payable to investors:
              10.25% secured notes, due June 30,1997               $     -         $     -         $  750,000

              10.25% asset backed notes, due June 30, 1999           177,000          177,000         177,000

              10.25% capital notes, due December 31, 1999            590,452          590,452         100,000
                                                                   -----------------------------------------------
                                                                   $ 767,452       $  767,452     $ 1,027,000
                                                                   ===============================================


The Company has financed up to 60% of certain lease contracts through borrowings (the senior notes) with two banks. The bank notes are at fixed interest rates during the term of the loans and are secured by a first security interest in the leased equipment. All of the monthly payment amounts in the table above include principal and interest.

On February 25, 1998, the Company entered into a $1,000,000 Line of Credit Agreement with another bank. All loans, under this Agreement may only be used to fund up to 60% of the cost of cranes or cement mixers for lease. The borrowings bear interest at the option of the Company either at the bank's reference rate or a fixed rate equal to 2.75% over the bank's Fixed Rate which is equal to the weighted average of yields to maturity of U.S. Treasury obligations over a similar term. The Company had no loans outstanding under this line at February 28, 1998.

The asset backed and capital investor notes are subordinated to the senior bank debt. As of February 28, 1997 the Company had no senior notes debt outstanding. All of the Company's notes require interest to be paid monthly. The Company's secured debt was secured by equipment purchased using the proceeds from the debt obligations sold or the proceeds from the sale of previously purchased equipment. The capital notes due December 31, 1999 are not secured and are general obligations of the Company.

At March 20, 1997 the Company repaid all of the investor secured notes prior to maturity. The Company's weighted average interest rate on debt outstanding was 10.03% for 1998 and 10.25% in 1997.

                            HEARTLAND WISCONSIN CORP.

Maturities at February 28, 1998 were as follows:

         1999                            $  254,540
         2000                               911,928
         2001                               137,294
         2002                               147,256
         2003                               103,217
         Thereafter                          12,126
                                         ----------
               Total                     $1,566,361
                                         ==========

Note 4 - Related Party Transactions

The Company's shareholders are also shareholders in the Company's sister corporations Giuffre Bros. Cranes, Inc. and Giuffre West, Inc. Under a Management Agreement, Giuffre Bros. Cranes, Inc. provides all marketing services, administration and related facilities required for the conduct of Heartland's business. During 1998, Heartland had no employees or facilities of its own. The Management Agreement permits Giuffre Bros. Cranes, Inc. to be reimbursed for its cost of providing its services, however, during 1998, 1997 or 1996, Giuffre Bros. Cranes, Inc. did not assess or receive any management fees from Heartland. For the year ended February 28, 1998 the Company charged operations and credited to contributed capital $12,000 for the estimated cost of administrative expenses incurred by Giuffre Bros. Cranes, Inc. on its behalf.

On March 1, 1997, the Company sold all of its remaining crane equipment back to Giuffre Bros. Cranes, Inc. at net book value ($773,000). Accordingly, no gain or loss was realized on this transaction for book purposes.

During 1998, Giuffre Bros. Cranes, Inc. leased an automobile from Heartland. The lease has a 60 month term. At February 28,1998, Heartland had receivable from Giuffre Bros. Cranes, Inc. minimum lease payments of $54,388. Heartland's income on this lease during 1998 was $4,346.

The Company had the following transactions with Giuffre Bros. Cranes, Inc. and related entities during the first quarters ended May 31,1998 and 1997 and the years ended February 28, 1998 and 1998:


                                                                 May 31,       May 31,    February 28,  February 28,
                                                                   1998          1997         1998          1997
                                                                ---------------------------------------------------------
                                                                (Unaudited)   (Unaudited)
Purchases of crane equipment, at cost                           $    -        $     -      $     -        $  675,586
Sales of rental equipment                                            -              -            -           506,203
Rental income                                                        -              -            -           213,803
Administrative expenses                                            3,000           3,000       12,000            -
Commission income on financings arranged with
 third parties on Giuffre Bros. Cranes, Inc. crane sales          40,644            -          93,170            -
Commission expense paid to Giuffre Bros. Cranes, Inc.             16,425            -          52,054            -


                                                                     EXHIBIT A


                                 400,000 SHARES


                            HEARTLAND WISCONSIN CORP.
                                  COMMON STOCK
                             SUBSCRIPTION AGREEMENT

Heartland Wisconsin Corp.
6635 South 13th Street
Milwaukee, Wisconsin  53221

Gentlemen:


     The undersigned irrevocably subscribe(s) for and agree(s) to purchase shares of common stock, par value $0.0001 per share ("Common Stock"), of Heartland Wisconsin Corp., to be registered in the name(s) of the undersigned at the address appearing below. Delivered concurrently herewith is payment in full for the Common Stock subscribed for (minimum purchase: 100 shares), at the price of $5.25 per share (checks made payable to "Grafton State Bank, Escrow Agent"). The undersigned agree(s) that the Company has the right to reject this subscription for any reason and that, in the vent of rejection, all funds delivered herewith will be promptly returned, without interest or deduction.


WITHHOLDING CERTIFICATION

     Each of the undersigned certifies under penalty of perjury that:
     (1) The Social Security Number or other Federal Tax I.D. Number entered below is correct.
     (2) The undersigned is not subject to backup withholding because:
          (a) The IRS has not informed the undersigned that he/she/it is subject to backup withholding.
          (b) The IRS has notified the undersigned that he/she/it is no longer subject to backup withholding.
     NOTE: If this statement is not true and you are subject to backup withholding, strike out section (2).

REGISTRATION OF SECURITIES

    Common Stock is to be registered as indicated below. (Please type or print.)



_________________________________
                                     __________________________________________
                                     Social Security or Federal Tax I.D. Number
_________________________________
           Name(s)

_________________________________
       Street Address                Telephone Number  (     ) ________________


_________________________________
     City, State, Zip Code


OWNERSHIP: [ ] Individual   [ ] Marital Property
           [ ] Joint Tenants with Right of Survivorship  [ ] Tenants in Common
           [ ] Corporation   [ ] Partnership  [ ] Trust  [ ] IRA/Qualified Plan
           [ ] Other___________________________________________________________

     If Common Stock is to be registered jointly, all owners must sign. For IRAs/Qualified Plans, the trustee must sign. Any registration in the names of two or more co-owners will, unless otherwise specified, be as joint tenants with rights of survivorship and not as tenants in common. Each subscriber certifies that he/she/it has full capacity to enter into this Agreement. This subscription is subject to acceptance by the Company and will not be accepted unless accompanied by payment in full.

SUBSCRIBER SIGNATURES

INDIVIDUALS (All proposed record holders must sign.)

Dated:  ___________________________



________________________________             _________________________________
         (Signature)                                   (Signature)

________________________________             _________________________________
     (Print or Type Name)                          (Print or Type Name)

CORPORATIONS, PARTNERSHIPS, TRUSTS AND IRAS/QUALIFIED PLANS (Certificate of Signatory must be completed.)

Dated: _________________________        ______________________________________
                                              (Print or Type Name of Entity)


                                  By: ________________________________________
                                       (Signature of Authorized Representative)

                            CERTIFICATE OF SIGNATORY



     I, _________________________________________________,am the ______________
        (Print or Type Name of Authorized Representative)        Print or Type
__________________ of ___________________________________________  ("Entity").
Title or Position)    (Print or Type Name of Subscribing Entity)


     I certify that I am fully authorized and empowered by the Entity to execute this Subscription Agreement and to purchase Common Stock, and that this Subscription Agreement has been duly executed by me on behalf of the Entity and constitutes a valid and binding obligation of the Entity in accordance with its terms.

_______________________________________________________________________________
                                       (Signature of Authorized Representative)

SALES AGENT

     Name of Selected Placement Agent: ________________________________________

     Name of Registered Representative: _______________________________________

ACCEPTANCE

     Subscription [ ] accepted [ ] rejected as of ____________________, 199___.
                                                      HEARTLAND WISCONSIN CORP.



                                   By: ________________________________________
                                            (Signature of Authorized Officer)

                      [Inside Back Cover -- Insert Graphic
             (four color photos of truck-mounted concrete mixers)]

                            HEARTLAND WISCONSIN CORP.





                              [Outside Back Cover]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 11.01 through 11.03 of the by-laws of the Registrant authorize such corporation to indemnify its directors, officers, employees or agents to the fullest extent permitted by Wisconsin law, as follows:

                                   ARTICLE XI
                                 INDEMNIFICATION

           SECTION 11.01. INDEMNIFICATION. The corporation shall, to the fullest extent authorized by ch. 180, indemnify a director or officer against liability and reasonable expenses incurred by the director or officer in a proceeding in which the director or officer was a party because he or she is or was a director or officer of the corporation. These indemnification rights shall not be deemed to exclude any other rights to which the director or officer may otherwise be entitled. The corporation may, to the fullest extent authorized by ch. 180, indemnify, reimburse or advance expenses of directors or officers.

           A director or officer who seeks indemnification under this Section shall make a written request to the corporation. Indemnification under this Section is not required to the extent limited by the articles of incorporation under Section 12.02. Indemnification under this Section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

           SECTION 11.02. LIMITED INDEMNIFICATION. The corporation's articles of incorporation may limit its obligation to indemnify under Section
         12.01. A limitation under this Section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

           SECTION 11.03. INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENT. The corporation shall, to the fullest extent authorized by ch. 180, indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition to the indemnification required by the preceding sentence, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or by-laws, by general or specific action of the board of directors or by contract.

     Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law provide for the indemnification of directors, officers and other employees of the Registrant, as follows:

         180.0850 DEFINITIONS APPLICABLE TO INDEMNIFICATION AND INSURANCE PROVISIONS. In Section. 180.0850 to 180.0859:
           (1) "Corporation" means a domestic corporation and any domestic or foreign predecessor of a domestic corporation where the predecessor corporation's existence ceased upon the consummation of a merger or other transaction.
           (2) "Director or officer" of a corporation means any of the following:
               (a) An individual who is or was a director or officer of the corporation.
               (b) An individual who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

               (c) An individual who, while a director or officer of the corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.
               (d) Unless the context requires otherwise, the estate or personal representative of a director or officer.
           (3) "Expenses" include fees. costs, charges. disbursements, attorney fees and any other expenses incurred in connection with a proceeding.
           (4) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.
           (5) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.
           (6) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. 180.0851 MANDATORY INDEMNIFICATION. (1) A corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.
           (2) (a) In cases not included under sub. (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:
               1. A wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.
               2. A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.
               3. A transaction from which the director or officer derived an improper personal profit.
               4. Wilful misconduct.
               (b) Determination of whether indemnification is required under this subsection shall be made under Section 180.0855.
               (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this subsection.
           (3) A director or officer who seeks indemnification under this section shall make a written request to the corporation.
           (4) (a) Indemnification under this section is not required to the extent limited by the articles of incorporation under s. 180.0852.
               (b) Indemnification under this section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.
         180.0952 CORPORATION MAY LIMIT INDEMNIFICATION. A corporation's articles of incorporation may limit its obligation to indemnify under
         s. 180.0851. Any provision of the articles of incorporation relating to a corporation's power or obligation to indemnify that was in existence on June 13, 1987, does not constitute a limitation on the corporation's obligation to indemnify under s.
         180.0851. A limitation under this section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect. 180.0853
         ALLOWANCE OF EXPENSES AS INCURRED. Upon written request by a director or officer who is a party to a proceeding, a corporation may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

           (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.
           (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined under s. 180.0855 that indemnification under s. 180.0851(2) is not required and that indemnification is not ordered by a court under s. 180.0854(2)(b). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.
         180.0854 COURT-ORDERED INDEMNIFICATION. (1) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under s. 180.0855(5) or for review by the court of an adverse determination under s. 180.0855(1),
         (2), (3), (4) or (6). After receipt of an application, the court shall give any notice that it considers necessary.
           (2) The court shall order indemnification if it determines any of the following:
           (a) That the director or officer is entitled to indemnification under Section 180.0851 (1) or (2). If the court also determines that the corporation unreasonably refused the director's or officer's request for indemnification, the court shall order the corporation to pay the director's or officer's reasonable expenses incurred to obtain the court-ordered indemnification.
           (b) That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under s.180.0851(2). 180.0855 DETERMINATION OF RIGHT TO INDEMNIFICATION. Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under s. 180.0851(2) shall select one of the following means for determining his or her right to indemnification:
           (1) By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of 2 or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.
           (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.
           (3) By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected.
           (4) By an affirmative vote of shares as provided in s.180.0725. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.
           (5) By a court under s.180.0854.
           (6) By any other method provided for in any additional right to indemnification permitted under s.180.0858. 180.0856 INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENTS. (1) A corporation shall indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.
           (2) In addition to the indemnification required by sub. (1), a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

         180.0857 INSURANCE. A corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an
         employee, agent, director or officer, regardless of    whether the
         corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under ss. 180.0851, 180.0853, 180.0856 and 180.0858. 180.0858 ADDITIONAL RIGHTS TO
         INDEMNIFICATION AND ALLOWANCE OF EXPENSES. (1) Except as provided in sub. (2), ss. 180.0851 and 180.0853 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:
           (a) The articles of incorporation or bylaws.
           (b) A written agreement between the director or officer and the corporation.
           (c) A resolution of the board of directors. (d) A resolution, after notice, by a majority vote of all of the corporation's voting shares then issued and outstanding.
           (2) Regardless of the existence of an additional right under sub.
         (1), the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under
         Section 180.0851(2)(a)1, 2, 3 or 4. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.
           (3) Sections 180.0850 to 180.0859 do not affect a corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:
           (a) As a witness in a proceeding to which he or she is not a party.
           (b) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.
         180.0859 INDEMNIFICATION AND INSURANCE AGAINST SECURITIES LAW
         CLAIMS. (1) It is the public policy of this state to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation described under sub. (2) to the extent required or permitted under ss. 180.0850 to 180.0858.
           (2) Sections 180.0850 to 180.0858 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.

     The Registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its Articles of Incorporation of Incorporation and Bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         SEC registration fee.................................... $      636.36
         NASD filing fee.........................................        710.00
         Brokers' expense allowance..............................     50,000.00*
         Legal fees and expenses.................................     45,000.00*
         Accounting fees and expenses............................     14,000.00*
         Blue Sky fees and expenses..............................      5,000.00*
         Listing fees and expenses...............................      1,500.00*
         Printing and engraving..................................      6,000.00*
         Miscellaneous...........................................      2,002.12*
                                                                  -------------
                  Total.......................................... $  125,000.00*

---------------
         *  Estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On August 14, 1995, upon the incorporation of the Registrant, Frank P. Giuffre and Dominic J. Giuffre, officers and directors of the Registrant, each purchased 500 shares of its common stock for $5,000; no commissions or other compensation were paid in connection with either transaction. Such sales were made in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act.

     From August 30, 1995 to January 18, 1996, the Registrant offered for sale $750,000 in aggregate principle amount of its 10.25% Secured Nonrecourse Bonds due December 31, 1997. $750,000 in aggregate principal amount of such Bonds were sold (and prepaid in full on March 20, 1997) in private transactions to 35 individual investors (comprised of 14 accredited and 21 nonaccredited investors), in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder. An aggregate of $67,500 in commissions and expense allowances was paid to broker-dealers participating in the distribution of the offering.

     From May 2, 1996 to July 29, 1996, the Registrant offered for sale $1,000,000 in aggregate principle amount of its 10.25% Asset-Backed Notes due June 30, 1999. $177,000 in aggregate principal amount of such Notes was sold in private transactions to 10 individual investors (comprised of 2 accredited and 8 nonaccredited investors), in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder. An aggregate of $15,930 in commissions and expense allowances was paid to broker-dealers participating in the distribution of the offering.

     From August 23, 1996 to August 29, 1997, the Registrant offered for sale $1,000,000 in aggregate principle amount of its 10.25% General Obligation Bonds due December 31, 1999. $575,452 in aggregate principal amount of such Notes was sold in private transactions to 27 individual investors (comprised of 9 accredited and 18 nonaccredited investors), in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder. An aggregate of $51,791 in commissions and expense allowances was paid to broker-dealers participating in the distribution of the offering.


     Each purchaser in the private offerings described above was required to represent and warrant in writing that he/she/it possessed sufficient knowledge, experience and financial wherewithal to understand and evaluate the risks and merits of the related investment, and to withstand any loss resultant therefrom.


ITEM 27. EXHIBITS.


   Exhibit
   Number                          Description
   -------                         -----------
     1.1     Underwriting Agreement
     3.1     Articles of Incorporation of the Registrant *
     3.2     By-Laws of the Registrant *
     3.3     Articles of Amendment of the Registrant
     4.1     Form of Underwriter's Warrant *
     5.1     Opinion of Gordon F. Barrington, Esq., as to the legality of the
             Common Stock
    10.1     Management Agreement
    10.2     Employment Agreement between the Registrant and Scott A. Blair
    23.1     Consent of Gordon F. Barrington, Esq. (included in Exhibit 5.1)
    23.2     Consent of Kranitz & Philipp
    23.3     Consent of Smrecek & Co., S.C.
    24.1     Power of Attorney (included at (Page II - 7) *
    27.1     Financial Data Schedule (included in electronic filing only)

-----------------

         *  Previously filed.

ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

     (3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i)  Include any prospectus required by section 10(a)(3) of the Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

     (4) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (5) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Milwaukee, State of Wisconsin on July 29, 1998


                                               HEARTLAND WISCONSIN CORP.




                                  By:              /s/ Scott A. Blair
                                     ------------------------------------------
                                        Scott A. Blair, Chief Executive Officer
                                                    and President




     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


               Signature                                     Title
               ---------                                     -----


            SCOTT A. BLAIR                          Chief Executive Officer
                                                 (Principal Executive Officer)
                                                         and President

          DOMINIC J. GIUFFRE                            Vice President,
                                                    Secretary and Director


          JEFFREY M. BREWSTER                              Director



           THOMAS H. MURPHY                                Director





          By:                  /s/ Frank P. Giuffre
             -----------------------------------------------------
                                 Frank P. Giuffre
               Signing personally as Vice President, Treasurer
                   (Principal Financial and Accounting Officer)
                                and Director and as
                             Attorney-in-Fact for the
                           directors and officers whose
                              names appear above, on
                                  July 29, 1998.





                            Part III - Signatures

                                 400,000 SHARES
                            HEARTLAND WISCONSIN CORP.

                                  COMMON STOCK


                                INDEX TO EXHIBITS


  Exhibit                                                                     Sequential
  Number                               Description                            Page Number
  -------                              -----------                            -----------
    1.1     Underwriting Agreement..............................................
    3.1     Articles of Incorporation of the Registrant *
    3.2     Bylaws of the Registrant *
    3.3     Articles of Amendment of the Registrant.............................
    4.1     Form of Underwriter's Warrant *
    5.1     Opinion of Gordon F. Barrington, Esq.,
                as to the legality of the common stock to be registered ........
   10.1     Management Agreement ...............................................
   10.2     Employment Agreement between the Registrant and Scott A. Blair .....
   23.1     Consent of Gordon F. Barrington, Esq. (included in Exhibit 5.1)
   23.2     Consent of Kranitz & Philipp .......................................
   23.3     Consent of Smrecek & Co., S.C.......................................
   24.1     Power of Attorney *
   27.1     Financial Data Schedule (included in electronic filing only)

---------------

     *   Previously filed.





                                 Exhibit Index